$900,000,000
AMENDED AND RESTATED
CREDIT AGREEMENT
among
GALILEO HOLDING CORPORATION
(to be renamed General Maritime Corporation),
as Parent,
GENERAL MARITIME CORPORATION
(to be renamed General Maritime Subsidiary Corporation),
as Borrower,
VARIOUS LENDERS
and
NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
as Administrative Agent and Collateral Agent

Dated as of October 20, 2008

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
HSH NORDBANK AG,
and
DNB NOR BANK ASA, NEW YORK BRANCH

as Joint Lead Arrangers and Joint Book Runners

Page

14.06 Reliance	98
14.07 Subordination	99
14.08 Waiver	99

SCHEDULE I	-	Commitments
SCHEDULE II	-	Lender Addresses
SCHEDULE III	-	Mortgaged Vessels
SCHEDULE IV	-	Existing Liens
SCHEDULE V	-	Indebtedness
SCHEDULE VI	-	Insurance
SCHEDULE VII	-	ERISA
SCHEDULE VIII	-	Subsidiaries
SCHEDULE IX	-	Capitalization
SCHEDULE X	-	Approved Classification Societies
SCHEDULE XI	-	Existing Investments
SCHEDULE XII	-	Existing Letters of Credit

EXHIBIT A	-	Notice of Borrowing
EXHIBIT B	-	Note
EXHIBIT C-1	-	Opinion of Kramer Levin Naftalis & Frankel LLP, New York counsel to the Parent and its Subsidiaries
EXHIBIT C-2	-	Opinion of Constantine P. Georgiopoulos, New York maritime counsel to the Borrower and its Subsidiaries
EXHIBIT C-3	-	Form of Opinion of George E. Henries, Esq., Liberian counsel to the Parent and its Subsidiaries
EXHIBIT C-4	-	Form of Opinion of Dennis J. Reeder, Esq., Marshall Islands counsel to the Parent and its Subsidiaries
EXHIBIT C-5	-	Form of Opinion of Cains Advocates Limited, Isle of Man counsel to the Borrower and its Subsidiaries
EXHIBIT D	-	Officer’s Certificate
EXHIBIT E	-	Subsidiaries Guaranty
EXHIBIT F-1	-	Pledge and Security Agreement
EXHIBIT F-2	-	Parent Pledge and Security Agreement
EXHIBIT G	-	Assignment of Earnings
EXHIBIT H	-	Assignment of Insurances
EXHIBIT I-1	-	Form of Marshall Islands Vessel Mortgage
EXHIBIT I-2	-	Form of Liberian Vessel Mortgage
EXHIBIT J	-	Letter of Credit Request
EXHIBIT K	-	Solvency Certificate
EXHIBIT L	-	Assignment and Assumption Agreement
EXHIBIT M	-	Form of Compliance Certificate
EXHIBIT N	-	Subordination Provisions
EXHIBIT O	-	Parent Officer’s Certificate

     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 20, 2008, among GALILEO HOLDING CORPORATION, a Marshall Islands corporation (to be renamed General Maritime Corporation, the “Parent”), GENERAL MARITIME CORPORATION, a Marshall Islands corporation (to be renamed General Maritime Subsidiary Corporation, the “Borrower”), the Lenders party hereto from time to time, and NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent under the Security Documents (in such capacity, the “Collateral Agent”). All capitalized terms used herein and defined in Section 11 are used herein as therein defined.
W I T N E S S E T H:
     WHEREAS, the Borrower has entered into an Agreement and Plan of Merger and Amalgamation (the “Merger Agreement”), dated as of August 5, 2008, by and among the Parent, Arlington Tankers Ltd. (the “Arlington”, Arlington and its subsidiaries being collectively referred to as the “Arlington Group”), Archer Amalgamated Limited, a company incorporated in the Islands of Bermuda and a Wholly-Owned Subsidiary of the Parent (“Amalgamation Sub”) and Galileo Merger Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands and a Wholly-Owned Subsidiary of the Parent (“Merger Sub”), in order to combine the Borrower and Arlington, each as a Wholly-Owned Subsidiary of the Parent, on the terms and subject to the conditions set forth therein;
     WHEREAS, the Borrower and Arlington have caused the Parent to be organized for the purpose of organizing Amalgamation Sub and Merger Sub, which have caused (i) Arlington to amalgamate with Amalgamation Sub, with the resulting amalgamated company continuing as the surviving company and (ii) Merger Sub to merge with and into the Borrower, with the Borrower continuing as the surviving corporation. The transactions described in clauses (i) and (ii) are herein collectively referred to as the “Merger”;
     WHEREAS, the Borrower, certain Lenders and the Administrative Agent are party to a Credit Agreement, dated as of October 26, 2005 (as the same has been amended, modified and/or supplemented to, but not including, the Restatement Effective Date, the “Original Credit Agreement”);
     WHEREAS, in connection with the Merger, the parties hereto wish to amend and restate the Original Credit Agreement in the form of this Agreement; and
     NOW, THEREFORE, the parties hereto agree that, effective as of the Restatement Effective Date, the Original Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:
     NOW, THEREFORE, IT IS AGREED:
          SECTION 1. Amount and Terms of Credit Facility.
     1.01 The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make at any time on or after the Initial Borrowing Date and prior to the Maturity Date a revolving loan or revolving loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans (i) shall bear interest in accordance with Section 1.07, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any Lender at any time that aggregate principal amount outstanding which, when added to such Lender’s Percentage of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals the Available Commitment of such Lender at such time and (v) shall not exceed for all Lenders at any time that aggregate principal amount outstanding which, when added to the amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals the Total Available Commitment at such time.
     1.02 Minimum Amount of Each Borrowing; Limitation on Number of Borrowings. (a) The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount.
     (b) More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than six Borrowings of Loans subject to different Interest Periods.
     1.03 Notice of Borrowing. (a) Whenever the Borrower desires to make a Borrowing hereunder, it shall give the Administrative Agent at its Notice Office at least three Business Days’ prior written notice of each Loan to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time). Each such written notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.09, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the initial Interest Period to be applicable thereto and (iv) to which account the proceeds of such Loans are to be deposited. The Administrative Agent shall promptly give each Lender which is required to make Loans, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
     (b) Without in any way limiting the obligation of the Borrower to deliver a written Notice of Borrowing in accordance with Section 1.03(a), the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from the Chairman of the Board, Chief Administrative Officer, President, Chief Financial Officer or the Treasurer of the Borrower (or any other officer of the Borrower designated in writing to the Administrative Agent by the Chief Executive Officer, Chief Administrative Officer, President or Treasurer of the Borrower as being authorized to give such notices under this Agreement) prior to receipt of Notice of Borrowing. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing of Loans, absent manifest error.
     1.04 Disbursement of Funds. Except as otherwise specifically provided in the immediately succeeding sentence, no later than 12:00 Noon (New York time) on the date speci-

fied in each Notice of Borrowing, each Lender with a Commitment will make available its pro rata portion of each such Borrowing requested to be made on such date. All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will make available to the Borrower (prior to 1:00 P.M. (New York Time) on such day to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York Time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.07. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.
     1.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall, if requested by such Lender, be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “ Notes”).
     (b) Each Note shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender that has requested a Note and be dated the Initial Borrowing Date (or, in the case of Notes issued after the Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Commitment of such Lender and be payable in the principal amount of the Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 1.07 in respect of the Loans evidenced thereby, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 4.01 and 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
     (c) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.

Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans.
     (d) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (d). At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrower and such requesting Lender, and duly executed by such requesting Lender.
     1.06 Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
     1.07 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date the proceeds thereof are made available to the Borrower until the maturity (whether by acceleration or otherwise) of such Loan at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.
     (b) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to 2% per annum in excess of the rate then borne by such Loans (or, if such overdue amount is not interest or principal in respect of a Loan, 2.50% per annum in excess of the Base Rate as in effect from time to time), in each case with such interest to be payable on demand.
     (c) Accrued and unpaid interest shall be payable in respect of each Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

     (d) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the respective Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
     1.08 Interest Periods. At the time the Borrower gives any Notice of Borrowing in respect of the making of any Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period), it shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of the Borrower, be a one, three or six month period or, to the extent agreed to by all Lenders with Available Commitments, a nine or twelve-month period; provided that:
     (i) all Loans comprising a Borrowing shall at all times have the same Interest Period;
     (ii) the initial Interest Period for any Loan shall commence on the date of Borrowing of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;
     (iii) if any Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
     (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
     (v) no Interest Period longer than one month may be selected at any time when an Event of Default (or, if the Administrative Agent or the Required Lenders have determined that such an election at such time would be disadvantageous to the Lenders, a Default) has occurred and is continuing;
     (vi) no Interest Period in respect of any Borrowing of any Loans shall be selected which extends beyond the Maturity Date;
     (vii) the selection of Interest Periods shall be subject to the provisions of Section 1.02(b); and
     (viii) the initial Interest Period for all Loans incurred prior to December 31, 2005 shall be for a period of one month.

     If upon the expiration of any Interest Period applicable to a Borrowing, the Borrower has failed to elect a new Interest Period to be applicable to such Loans as provided above, the Borrower shall be deemed to have elected a one month Interest Period to be applicable to such Loans effective as of the expiration date of such current Interest Period.
     1.09 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):
     (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or
     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any change since the Original Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income, gross receipts or net profits of such Lender, or any franchise tax based on net income, net profits or net worth, of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which such Lender’s principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Original Effective Date affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market; or
     (iii) at any time, that the making or continuance of any Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) and/or (z) impracticable as a result of a contingency occurring after the Original Effective Date which materially and adversely affects the interbank Eurodollar market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders). Thereafter (x) in the case of clause (i) above, any Notice of Borrowing given by the Borrower with respect to any affected Loans which have not yet been incurred shall be deemed rescinded by the Borrower and the Total Unutilized Commitment shall thereafter not be available to be borrowed hereunder, and the rate of interest applicable to any affected Loans then outstanding shall be the Base Rate, as in effect from time to time, plus the Applicable Margin as in effect from time to time minus 1.00%, from the date such notice is delivered to the Borrower and thereafter until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 1.11 and Section 13.15 (to the extent applicable), to pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable good faith discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for and the calculation thereof, submitted to the Borrower by such Lender in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, and subject to Section 1.11, such Lender shall so notify the Administrative Agent and the Borrower (and the Administrative Agent shall promptly give notice thereof to the other Lenders) and thereafter (A) except in the case of an event of the type described in clause (iii)(z) above, the Commitment of such Lender shall be permanently reduced by an amount sufficient to alleviate such circumstance arising pursuant to clause (iii)(x) or (y) above, or shall be terminated in its entirety if all of such Lender’s Loans are so affected, and the Borrower shall prepay in full the affected Loans of such Lender, together with accrued interest thereon and, in the event of a termination of such Lender’s Commitment, any Commitment Commission which may be due to such Lender under this Agreement (and, in the event all of such Lender’s Loans are being repaid, any other amounts which may be owing to such Lender hereunder (including, without limitation, any accrued and unpaid interest)), on either the last day of the then current Interest Period applicable to each such affected Loan (if such Lender may lawfully continue to maintain and fund such Loans) or immediately (if such Lender may not lawfully continue to maintain and fund such Loans to such day) and (B) in the case of an event of the type described in clause (iii)(z) above, the Commitment of such Lender shall be terminated in its entirety and the Borrower shall pay to such Lender any accrued and unpaid Commitment Commission which may be due to such Lender under this Agreement, and all outstanding Loans of such Lender shall, from the date such notice is delivered to the Borrower and thereafter until such time as the Administrative Agent or such Lender shall notify the Borrower that the circumstances giving rise to the operation of clause (iii)(z) above with respect to such Lender no longer exist, bear interest at a rate equal to the Base Rate, as in effect from time to time, it being understood that, notwithstanding anything to the contrary in this Agreement, to the extent any repayment of Loans of any Lender affected by circumstances described in clause (iii)(z) above are repaid prior to receipt by the Borrower of the notice described above with respect to the elimination of such circumstances giving rise to the operation of clause (iii)(z) above with respect to such Lender, any amount of the Unutilized Commitment of such Lender which may otherwise result from such repayment shall be deemed permanently reduced upon the effectiveness of such repayment. The Administrative Agent and each Lender (to the extent it continues to be a Lender hereunder) agree that if any of them gives notice to the Borrower of any of the events described in clause (i), (ii) or (iii) above, it shall promptly notify the Borrower and, in the case of any such Lender, the Administrative Agent, if such event ceases to exist. If any such event described in clause (iii) above ceases to exist as to a Lender (to the extent it continues at such time to be a Lender hereunder), the obligations of such Lender to make Loans on the terms and conditions contained herein shall to the extent of such Lender’s outstanding Loans and Commitments as in effect at such time, be immediately reinstated.
     (b) If any Lender in good faith determines that after the Original Effective Date the introduction of or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or requested to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees, subject to the provisions of Section 13.15 (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.09(b) shall, absent manifest error, but subject to the provisions of Section 13.15 (to the extent applicable), be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.09(b), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for and calculation of such additional amounts.
     1.10 Compensation. The Borrower agrees, subject to the provisions of Section 13.15 (to the extent applicable), to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrower: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 1.09(a), Section 4.01 or Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) of any of its Loans, or assignment of its Loans pursuant to Section 1.12, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other Default or Event of Default arising as a result of the Borrower’s failure to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.
     1.11 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.09(a)(ii) or (iii), Section 1.09(b) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Section 1.09 and Section 4.04.
     1.12 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of any event giving rise to the operation of Section 1.09(a)(ii) or (iii), Section 1.09(b) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 13.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent; provided that:
     (i) at the time of any replacement pursuant to this Section 1.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (y) an amount equal to all accrued, but unpaid, Commitment Commission owing to the Replaced Lender pursuant to Section 3.01; and
     (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid shall be paid in full to such Replaced Lender concurrently with such replacement.
     Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to (i) the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 2.05, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Lender and (ii) if so requested by the Borrower, the Replaced Lender shall deliver all Notes in its possession to the Borrower.

     1.13 Vessel Exchanges.Upon the completion of a Vessel Exchange in respect of a Mortgaged Vessel with respect to which the Blocked Commitment has been increased pursuant to Section 4.02(c), the Blocked Commitment shall be decreased by an amount equal to the amount by which the Blocked Commitment was increased in respect of such Mortgaged Vessel, as the case may be, pursuant to Section 4.02(c).
          SECTION 2. Letters of Credit
     2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request that any Issuing Lender issue, at any time on and after the Initial Borrowing Date and prior to the 10th day prior to the Maturity Date, for the account of the Borrower, irrevocable sight standby letters of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight draft basis.
     (b) Subject to the terms and conditions contained herein, each Issuing Lender hereby agrees that it will, at any time and from time to time on or after the Initial Borrowing Date and prior to the 60th day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower one or more Letters of Credit in support of such obligations as are reasonably acceptable to the Issuing Lender and as are permitted to remain outstanding without giving rise to a Default or Event of Default hereunder, provided that the respective Issuing Lender shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:
     (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender as of the date hereof and which such Issuing Lender in good faith deems material to it; or
     (ii) such Issuing Lender shall have received notice from any Lender prior to the issuance of such Letter of Credit of the type described in the second sentence of Section 2.02(b); or
     (iii) a Lender Default exists, unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit of any Defaulting Lender(s), including by cash collateralizing any such Defaulting Lender’s (or Defaulting Lenders’) Percentage (or Percentages) of the Letter of Credit Outstandings.

     (c) Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $50,000,000 or (y) when added to the aggregate principal amount of all Loans then outstanding, an amount equal to the Total Available Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the twentieth Business Day prior to the Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) twenty Business Days prior to the Maturity Date.
     (d) Schedule XII contains a description of the standby letters of credit that were issued pursuant to the Existing Credit Agreement for the account of the Borrower prior to the Restatement Effective Date and which remain outstanding on the Restatement Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name of the account party, (iv) the stated amount (which shall be in Dollars), (v) the name of the beneficiary and (vi) the expiry date. Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Initial Borrowing Date.
     2.02 Letter of Credit Requests; Minimum Stated Amount(a) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to the respective Issuing Lender) written notice prior to the proposed date of issuance (which shall be a Business Day). Each notice shall be substantially in the form of Exhibit J (each a “Letter of Credit Request”).
     (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.01(c). Unless the respective Issuing Lender determines that, or has received notice from any Lender before it issues a Letter of Credit that one or more of the conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(c), then such Issuing Lender shall issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.
     (c) The initial Stated Amount of each Letter of Credit shall not be less than $20,000 or such lesser amount as is acceptable to the respective Issuing Lender.
     2.03 Letter of Credit Participations(a) Immediately upon the issuance by any Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender with a Commitment, other than such Issuing Lender (each such Lender, in its capacity under this Section 2.03, a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing

Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Percentages of the Lenders pursuant to Sections 1.12 or 13.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.03 to reflect the new Percentages of the assignor and assignee Lender or of all Lenders with Commitments, as the case may be.
     (b) In determining whether to pay under any Letter of Credit, such Issuing Lender shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to any Credit Party or any Lender.
     (c) In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.04(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant, of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Lender the amount of such Participant’s Percentage (as relates to the respective Letter of Credit) of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent at the Payment Office for the account of such Issuing Lender in Dollars such Participant’s Percentage (as relates to the respective Letter of Credit) of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Administrative Agent for the account of such Issuing Lender, such Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Rate. The failure of any Participant to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of any payment under any Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Issuing Lender such other Participant’s Percentage of any such payment.
     (d) Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received (for the account of any such Issuing Lender) any payments from the Participants pursuant to clause (c) above, such Issuing

Lender shall forward such payment to the Administrative Agent, which in turn shall distribute to each Participant which has paid its Percentage thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
     (e) Each Issuing Lender shall, promptly after the issuance of, or amendment to, a Letter of Credit give the Administrative Agent and the Borrower written notice of such issuance or amendment, as the case may be, and such notice shall be accompanied by a copy of the issued Letter of Credit or amendment, as the case may be. Upon receipt of such notice, the Administrative Agent shall promptly notify each Participant, in writing, of such issuance or amendment and in the event a Participant shall so request, the Administrative Agent shall furnish such Participant with a copy of such issuance or amendment.
     (f) Each Issuing Lender shall deliver to the Administrative Agent, promptly on the first Business Day of each week, by facsimile transmission, the aggregate daily Stated Amount available to be drawn under the outstanding Letters of Credit issued by such Issuing Lender for the previous week. Upon request, the Administrative Agent shall, within 10 days after the last Business Day of each calendar month, deliver to each Participant a report setting forth for such preceding calendar month the aggregate daily Stated Amount available to be drawn under all outstanding Letters of Credit during such calendar month.
     (g) The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
     (ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Lender, any Issuing Lender, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

     (v) the occurrence of any Default or Event of Default.
     2.04 Agreement to Repay Letter of Credit Drawings(a) The Borrower hereby agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than four Business Days following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate, as in effect from time to time, plus 2%; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the fourth Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 10.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.
     (b) The obligations of the Borrower under this Section 2.04 to reimburse the respective Issuing Lender with respect to drawings on Letters of Credit (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Lender (including in its capacity as Issuing Lender or Participant or as Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Issuing Lender’s only obligation to the Borrower being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to the Borrower or any other Credit Party.
     2.05 Increased Costs. If at any time after the Original Effective Date, any Issuing Lender or any Participant determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by any such authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the Borrower by such Issuing Lender or any Participant (a copy of which demand shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.05, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to such Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for and the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.05. The certificate required to be delivered pursuant to this Section 2.05 shall, if delivered in good faith and absent manifest error, be final and conclusive and binding on the Borrower.
          SECTION 3. Commitment Commission; Fees; Reductions of Commitment.
     3.01 Commitment Commission. (a) The Borrower agrees to pay the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from the Initial Borrowing Date to and including the Maturity Date (or such earlier date as the Total Commitment shall have been terminated) computed at a rate for each day equal to .35 multiplied by the Applicable Margin on such day multiplied by the daily average Unutilized Commitment of such Non-Defaulting Lender. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Payment Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).
     (b) The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.
     (c) The Borrower agrees to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective Percentage), a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect from time to time on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Payment Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).

     (d) The Borrower agrees to pay directly to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Payment Date and upon the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.
     (e) The Borrower agrees to pay, upon each payment (including any partial payment) under, issuance of, extension of, or amendment to, any Letter of Credit issued hereunder, such amount as shall at the time of such event be the administrative charge which the respective Issuing Lender is generally charging in connection with such occurrence with respect to letters of credit.
     3.02 Voluntary Termination of Unutilized Commitments. Upon at least three Business Day’s prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Commitment, in whole or in part, in integral multiples of $5,000,000 in the case of partial reductions thereto, provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.
     3.03 Mandatory Reduction of Commitments. (a) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the earlier of (x) November 30, 2005, if the Initial Borrowing Date has not occurred on or before such date, and (y) the Maturity Date.
     (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Commitment shall be reduced at the times, and in the amounts, required by Section 4.02.
     (c) Each reduction to the Total Commitment pursuant to this Section 3.03 and Section 4.02 shall be applied proportionately to reduce the Commitment of each Lender.
          SECTION 4. Prepayments; Payments; Taxes.
     4.01 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, without premium or penalty except as provided by law, in whole or in part at any time and from time to time on the following terms and conditions:

     (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at its Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders;
     (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount of a Borrowing which is outstanding, provided that no partial prepayment of Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $1,000,000;
     (iii) at the time of any prepayment of Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.10;
     (iv) in the event of certain refusals by a Lender as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), prepay all Loans, together with accrued and unpaid interest, Commitment Commission, and other amounts owing to such Lender (or owing to such Lender with respect to each Loan which gave rise to the need to obtain such Lender’s individual consent) in accordance with said Section 13.12(b) so long as (A) the Commitment of such Lender (if any) is terminated concurrently with such prepayment (at which time Schedule I shall be deemed modified to reflect the changed Commitments) and (B) the consents required by Section 13.12(b) in connection with the prepayment pursuant to this clause (iv) have been obtained; and
     (v) except as expressly provided in the preceding clause (iv), each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided that in connection with any prepayment of Loans pursuant to this Section 4.01, such prepayment shall not be applied to any Loan of a Defaulting Lender until all other Loans of Non-Defaulting Lenders have been repaid in full.

     4.02 Mandatory Repayments and Commitment Reductions. (a) On any day on which the aggregate outstanding principal amount of Loans and the Letter of Credit Outstandings exceeds the Total Available Commitment as then in effect, the Borrower shall repay principal of Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Available Commitment as then in effect, the Borrower shall pay to the Collateral Agent on such date an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the Borrower hereunder in a cash collateral account to be established by the Collateral Agent.
     (b) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below (each a “Scheduled Commitment Reduction Date”), the Borrower shall be required to permanently reduce the Total Commitment as then in effect by the amount set forth opposite such Scheduled Commitment Reduction Date in the table below (each such reduction, as the same may be reduced as provided in Sections 4.01 and 4.02(d), a “Scheduled Commitment Reduction”):

Scheduled Commitment Reduction Date	Amount
October 26, 2009	$50,062,500
April 26, 2010	$50,062,500
October 26, 2010	$50,062,500
April 26, 2011	$50,062,500
October 26, 2011	$50,062,500
April 26, 2012	$50,062,500
Maturity Date	$599,625,000
     (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, but without duplication, on (i) the Business Day following the date of any Collateral Disposition involving a Mortgaged Vessel (other than a Collateral Disposition constituting an Event of Loss) and (ii) the earlier of (A) the date which is 180 days following any Collateral Disposition constituting an Event of Loss involving a Mortgaged Vessel and (B) the date of receipt by the Borrower, any of its Subsidiaries or the Administrative Agent of the insurance proceeds relating to such Event of Loss, the Borrower shall be required to reduce the Total Commitment in an amount equal to the product of the Total Commitment multiplied by a fraction (A) the numerator of which is equal to the appraised value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c)) of the Mortgaged Vessel or Mortgaged Vessels which is/are the subject of such Collateral Disposition and (B) the denominator of which is equal to the Aggregate Mortgaged Vessel Value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c) before giving effect to such Collateral Disposition); provided that (m) the Borrower, at its option, shall not be required to reduce the Total Commitment upon a Collateral Disposition in respect of a Mortgaged Vessel (other than a Collateral Disposition constituting an Event of Loss) provided that (x) the Blocked Commitment is increased by an amount equal to the amount by which the Total Commitments would otherwise be required to be reduced by reason of such Collateral Disposition, (y) to the extent required by Section 4.02(a), the Borrower repays any Loans and cash collateralizes the Letter of Credit Outstandings and (z) no later than 365 days after the date of such Collateral Disposition, such Mortgaged Vessel is replaced by an Acceptable Replacement Vessel pursuant to a Vessel Exchange, provided further that, if such Vessel Exchange does not occur within 365 days of the date of such Collateral Disposition the Total Commitment shall be permanently reduced by an amount equal to the amount by which the Blocked Commitment was increased pursuant to clause (x) above in respect of such Mortgaged Vessel, and (n) without limiting anything otherwise provided for in this Agreement, the Borrower hereby acknowledges that it is obliged to comply with Section 9.09 at all times (including, without limitation, after giving effect to any commitment reduction contemplated by the foregoing Section 4.02(b)).
     (d) The amount of each commitment reduction required by Sections 4.02(c) shall be applied to reduce the then remaining Scheduled Commitment Reductions pro rata based upon the then remaining Scheduled Commitment Reductions after giving effect to all prior reductions thereto.
     (e) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) all Loans with Interest Periods ending on such date of required repayment shall be paid in full prior to the payment of any other Loans and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the preceding provisions of this clause (e), make such designation in its sole reasonable discretion with a view, but no obligation, to minimize breakage costs owing pursuant to Section 1.10.
     (f) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date.
     4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
     4.04 Net Payments; Taxes. (a) All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date of payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.
     (b) Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrower any information as reasonably requested by the Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).
     (c) If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that such Lender shall, in its sole discretion exercised in good faith, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses, (iii) nothing in this

Section 4.04(c) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(c) at any time during which a Default or Event of Default exists.
          SECTION 5. Conditions Precedent to the Initial Borrowing Date. The obligation of each Lender to make Loans on the Initial Borrowing Date is subject at the time of the making of such Loans to the satisfaction or waiver of the following conditions:
     5.01 Original Effective Date; Notes. On or prior to the Initial Borrowing Date (i) the Original Effective Date shall have occurred and (ii) if requested by a Lender, there shall have been delivered to the Administrative Agent, for the account of such Lender, the appropriate Note for such Lender executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.
     5.02 Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent, the Joint Lead Arrangers and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Administrative Agent, the Joint Lead Arrangers and the Lenders in respect of the transactions contemplated by this Agreement to the extent then due.
     5.03 Opinions of Counsel.
     (a) On the Initial Borrowing Date, the Administrative Agent shall have received from Kramer Levin Naftalis & Frankel LLP, special New York counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit C-1 which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests (other than those to be covered by opinions delivered pursuant to clauses (b) through (d) below) granted pursuant to the Security Documents and such other matters incidental to the transactions contemplated herein as the Administrative Agent may reasonably request.
     (b) On the Initial Borrowing Date, the Administrative Agent shall have received from Constantine P. Georgiopoulos, special New York maritime counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit C-2 which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Vessel Mortgages and such other matters incidental thereto as the Administrative Agent may reasonably request.
     (c) On the Initial Borrowing Date, the Administrative Agent shall have received from George E. Henries, Esq., special Liberian counsel to the Borrower and its Subsidiaries (or other counsel to the Borrower and its Subsidiaries qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit C-3, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) in the case of each Mortgaged Vessel registered under the laws and flag of the Republic of Liberia, cover the perfection of the security interests granted pursuant to the relevant Vessel Mortgage(s) and such other matters incidental thereto as the Administrative Agent may reasonably request.
     (d) On the Initial Borrowing Date the Administrative Agent shall have received from Dennis J. Reeder, Esq., special Marshall Islands counsel to the Borrower and its Subsidiaries (or other counsel to the Borrower and its Subsidiaries qualified in such jurisdiction and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit C-4, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) in the case of each Mortgaged Vessel registered under the laws and flag of the Republic of Marshall Islands, cover the perfection of the security interests granted pursuant to the relevant Vessel Mortgage(s) and such other matters incidental thereto as the Administrative Agent may reasonably request.
     (e) On the Initial Borrowing Date, the Administrative Agent shall have received from Cains Advocates Limited, special Isle of Man counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit C-5 which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests (other than those to be covered by opinions delivered pursuant to clauses (a) through (d) above) granted pursuant to the Security Documents and such other matters incidental to the transactions contemplated herein as the Administrative Agent may reasonably request.
     5.04 Corporate Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date, signed by the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of each Credit Party, and attested to by the Secretary or any Assistant Secretary (or, to the extent such Credit Party does not have a Secretary or Assistant Secretary, the analogous Person within such Credit Party) of such Credit Party, as the case may be, in the form of Exhibit D, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent.
     (b) All corporate, limited liability company, partnership and legal proceedings, and all material instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents, shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

     5.05 Shareholders’ Agreements; Management Agreements; Debt Agreements; Employment Agreements; Tax Sharing Agreements. On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent or its counsel true and correct copies of the following documents:
     (a) all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of their capital stock or membership interests and any agreements entered into by shareholders or members relating to any such entity with respect to its capital stock or membership interests (collectively, the “Shareholders’ Agreements”);
     (b) all agreements (other than Employment Agreements) with respect to the management of the Borrower or any of its Subsidiaries or any of the Vessels (collectively, the “Management Agreements”);
     (c) all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries which is to remain outstanding (other than the Credit Documents) after giving effect to the incurrence of Loans on the Initial Borrowing Date (if any) (collectively, the “Debt Agreements”);
     (d) all employment agreements entered into by the Borrower or any of its Subsidiaries with members of management of the Borrower or any of such Subsidiaries (collectively, the “Employment Agreements”);
     (e) all service agreements entered into between the Borrower and its Subsidiaries (“Service Agreement”); and
     (f) all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”);
all of which Shareholders’ Agreements, Management Agreements, Debt Agreements, Employment Agreements, Service Agreements and Tax Sharing Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Initial Borrowing Date.
     5.06 Subsidiaries Guaranty. On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiaries Guaranty in the form of Exhibit E (as modified, supplemented or amended from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.
     5.07 Pledge and Security Agreement. On the Initial Borrowing Date, each of the Borrower and each of the Subsidiary Guarantors described in clause (x) of the definition thereof shall have (x) duly authorized, executed and delivered the Pledge and Security Agreement in the form of Exhibit F-1 (as modified, supplemented or amended from time to time, the “Pledge Agreement”) and shall have (A) delivered to the Collateral Agent, as pledgee, all the Pledged Securities referred to therein, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral in the respective jurisdictions of formation of the respective Subsidiary Guarantor or the Borrower, as the case may be.
     5.08 Solvency Certificate. On the Initial Borrowing Date, the Borrower shall cause to be delivered to the Administrative Agent a solvency certificate from the senior financial officer of the Borrower, in the form of Exhibit K, which shall be addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date, setting forth the conclusion that, after giving effect to the incurrence of all the financings contemplated hereby, the Borrower individually, and the Borrower and its Subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.
     5.09 Financial Statements. On the Initial Borrowing Date, the Administrative Agent shall have received copies of the financial statements referred to in Sections 7.05(a), which financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent.
     5.10 Material Adverse Change; Approvals. (a) On the Initial Borrowing Date, nothing shall have occurred (and the Administrative Agent shall have become aware of no facts or conditions not previously known to the Administrative Agent) which the Administrative Agent shall determine is reasonably likely to have a material adverse effect on the rights and remedies of the Lenders, or the Administrative Agent, or on the ability of the Borrower or the Borrower and its Subsidiaries, taken as a whole, to perform its or their Obligations, or which is reasonably likely to have a Material Adverse Effect.
     (b) On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Loans, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon this Agreement or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.
     5.11 Litigation. On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to the this Agreement or any other Credit Document or (ii) which the Administrative Agent shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.
     5.12 Appraisals. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received an appraisal report of a recent date (and in no event dated earlier than

30 days prior to the Initial Borrowing Date) in scope, form and substance, and from independent appraisers, reasonably satisfactory to the Administrative Agent, stating the then current fair market value of each of the Mortgaged Vessels on such date, the results of which shall be reasonably satisfactory to the Administrative Agent.
     5.13 Refinancing. (a) On or prior to the Initial Borrowing Date, the total commitments pursuant to the Existing Credit Agreement shall have been terminated, and all loans and notes with respect thereto shall have been repaid in full (together with interest thereon), all letters of credit issued thereunder shall have been terminated or deemed issued under this Agreement pursuant to Section 2.01(d) and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full (the “Refinancing”). The creditors in respect of the Existing Credit Agreement shall have terminated and released all security interests in and Liens on the assets of Borrower and its Subsidiaries created pursuant to the security documentation relating to the Existing Credit Agreement, and such creditors shall have returned all assets (if any) in their possession pursuant to the security documentation relating to the Existing Credit Agreement to the Borrower, and the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the matters set forth in this Section 5.13 have been satisfied as of the Initial Borrowing Date.
     (b) On or prior to the Initial Borrowing Date, the Borrower and its Subsidiaries shall have no outstanding Indebtedness except for (i) the Loans and (ii) certain other Indebtedness of the Borrower and its Subsidiaries listed on Schedule V.
     (c) After giving effect to the Refinancing and this Agreement, the financings incurred in connection herewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, any material agreement of the Borrower or any of its Subsidiaries.
     5.14 Assignments of Earnings and Insurances. On the Initial Borrowing Date, each Credit Party which owns a Mortgaged Vessel on such date shall have duly authorized, executed and delivered an Assignment of Earnings in the form of Exhibit G (as modified, supplemented or amended from time to time, the “Assignments of Earnings”) and an Assignment of Insurances in the form of Exhibit H (as modified, supplemented or amended from time to time, the “Assignments of Insurances”), together covering all of such Credit Party’s present and future Earnings and Insurance Collateral, in each case together with:
     (a) proper Financing Statements (Form UCC-1) fully executed for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Assignment of Earnings and the Assignment of Insurances;
     (b) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions referred to in Section 5.14(a) above, together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens unless in respect of which the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws); and

     (c) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Assignment of Earnings and the Assignment of Insurances have been taken.
     5.15 Mortgages; Certificates of Ownership; Searches; Class Certificates; Appraisal Report; Insurance. On the Initial Borrowing Date:
     (a) Each Subsidiary Guarantor which owns a Mortgaged Vessel shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a first preferred mortgage (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Vessel Mortgages”), substantially in the form of Exhibit I-1 or I-2, as applicable, with respect to each Vessel listed on Schedule III (each a “Mortgaged Vessel”) and the Vessel Mortgages shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable first priority security interest, in and lien upon such Mortgaged Vessels, subject only to Permitted Liens. Except as specifically provided above, all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.
     (b) The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Mortgaged Vessel by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Mortgaged Vessels, indicating no record liens other than Liens in favor of the Collateral Agent and Permitted Liens.
     (c) The Administrative Agent shall have received class certificates from a classification society listed on Schedule X hereto or another internationally recognized classification society acceptable to the Collateral Agent, indicating that each Mortgaged Vessel meets the criteria specified in Section 7.24.
     (d) The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Parties in respect of the Mortgaged Vessels, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent, the Collateral Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Vessel Mortgages.
     5.16 Environmental Laws. On the Initial Borrowing Date, there shall not exist any condition or occurrence on or arising from any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries that (a) results in material noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any such Vessel or property.
          SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date and each Borrowing Date thereafter), and the obligation of any Issuing Lender to issue any Letter of Credit, is subject to the satisfaction of the following conditions:
     6.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Credit Event with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
     6.02 Notice of Borrowing. (a) Prior to the making of each Loan, the Administrative Agent shall have received the Notice of Borrowing required by Section 1.03(a). The acceptance of the proceeds of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all of the applicable conditions specified in Section 5 and in this Section 6 and applicable to such Credit Event have been satisfied as of that time. All of the applicable Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.
     (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.02.
          SECTION 7. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue (or participate in) the Letters of Credit, each of the Parent and the Borrower makes the following representations, warranties and agreements, in each case on the Restatement Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letter of Credit, with the occurrence of each Credit Event on or after the Restatement Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Restatement Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):
     7.01 Corporate/Limited Liability Company/Limited Partnership Status. The Parent and each of its Subsidiaries (i) is a duly organized and validly existing corporation,

limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     7.02 Corporate Power and Authority. Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
     7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, will (i) contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Parent or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Parent or any of its Subsidiaries is a party or by which it or any of its material property or assets is bound or to which it may be subject or (iii) violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Parent or any of its Subsidiaries.
     7.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made or in the case of any filings or recordings in respect of the Security Documents (other than the Vessel Mortgages), will be made within 10 days of the date such Security Document is required to be executed pursuant hereto), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Credit Party of any Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of any Document to which it is a party.
     7.05 Financial Statements; Financial Condition; Undisclosed Liabilities. (a) The audited consolidated balance sheets of the Borrower as at December 31, 2005, December 31,

2006 and December 31, 2007 and the unaudited consolidated balance sheets of the Borrower as at June 30, 2008 and the related consolidated statements of operations and of cash flows for the fiscal years or quarters, as the case may be, ended on such dates, reported on by and accompanied by, in the case of the annual financial statements, an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years or quarters, as the case may be, then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Neither the Borrower nor any of its Subsidiaries has any material guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding sentence (it being understood that with respect to guarantee obligations, the underlying debt is so reflected).
     (b) The pro forma consolidated balance sheet of the Parent and its Subsidiaries (after giving effect to the Merger and the financing therefor) as set forth in the Parent’s S-4 filing dated August 28, 2008 with the Securities and Exchange Commission, presents a good faith estimate of the pro forma consolidated financial position of the Parent and its Subsidiaries as of such date.
     (c) Except as fully disclosed in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a), there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Borrower and its Subsidiaries taken as a whole. As of the Initial Borrowing Date, none of the Credit Parties knows of any basis for the assertion against it of any liability or obligation of any nature that is not fairly disclosed (including, without limitation, as to the amount thereof) in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a) which, either individually or in the aggregate, could be materially adverse to the Borrower and its Subsidiaries taken as a whole.
     (d) Since December 31, 2007, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.
     7.06 Litigation. There are no actions, suits, investigations (conducted by any governmental or other regulatory body of competent jurisdiction) or proceedings pending or, to the knowledge of the Parent or the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect.
     7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Parent or the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Parent or the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time as such information was provided.
     7.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans may be used only for the following (i) to effect the Refinancing, (ii) from time to time, to redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration any shares of Parent Stock and/or (iii) for working capital, capital expenditures and general corporate purposes except to purchase or carry or extend credit for the purpose of purchasing or carrying such Margin Stock as may be permitted to be purchased or carried pursuant to the terms of Section 9.05(vii) and (ix).
     (b) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock (other than Parent Stock) or to extend credit for the purpose of purchasing or carrying any Margin Stock (other than Parent Stock). Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System except to purchase or carry or extend credit for the purpose of purchasing or carrying such Margin Stock as may be permitted to be purchased or carried pursuant to the terms of Sections 9.05(vii) and (ix).
     7.09 Tax Returns and Payments. The Parent and each of its Subsidiaries has timely filed all U.S. federal income tax returns, statements, forms and reports for taxes and all other material U.S. and non-U.S. tax returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of the Parent and/or any of its Subsidiaries (the “Returns”). The Returns accurately reflect in all material respects all liability for taxes of the Parent and its Subsidiaries as a whole for the periods covered thereby. The Parent and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in accordance with generally accepted accounting principles) for the payment of, all material U.S. federal, state and non-U.S. income taxes applicable for all taxes payable by them. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Parent or any of its Subsidiaries. As of the Restatement Effective Date, neither the Parent nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Parent or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Parent or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.
     7.10 Compliance with ERISA. (i) Schedule VII sets forth, as of the Restatement Effective Date, each Plan; each Plan, other than any Multiemployer Plan (and each related trust, insurance contract or fund), is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan, other than any Multiemployer Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates no Plan which is a Multiemployer Plan is insolvent or in reorganization; no

Plan has an Unfunded Current Liability in an amount material to Borrower’s operation; no Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been or will be timely made (except as disclosed on Schedule VII); neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Parent or any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates) which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of the Parent or any of its Subsidiaries, expected or threatened which could reasonably be expected to have a Material Adverse Effect; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Parent and its Subsidiaries and ERISA Affiliates would have no liabilities to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom in an amount which could reasonably be expected to have a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Parent, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Parent or any of its Subsidiaries or any ERISA Affiliate exists nor has any event occurred which could reasonably be expected to give rise to any such lien on account of any Plan; and the Parent and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.
     (ii) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made. Neither the Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which could in the aggregate reasonably be expected to have a Material Adverse Effect.

     7.11 The Security Documents. After the execution and delivery thereof and upon the taking of the actions mentioned in the second immediately succeeding sentence, each of the Security Documents creates in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Collateral described therein, subject to no other Liens except for Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which shall have been made on or prior to the tenth day after the Initial Borrowing Date in the case of all Collateral.
     7.12 Capitalization. (a) On the Restatement Effective Date and after giving effect to the conditions precedent related thereto: (1) the authorized capital stock of the Parent shall consist of (i) 140,000,000 shares of Common Stock, $0.01 par value per share, approximately 41% of which shall be issued and outstanding and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share, none of which shall be issued and outstanding; (2) all such outstanding shares and membership interests shall have been duly and validly issued, fully paid and non-assessable and issued free of preemptive rights; and (3) the Parent shall not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights, except as set forth on Schedule IX.
     (b) On the Restatement Effective Date and after giving effect to the conditions precedent related thereto: (1) the authorized capital stock of the Borrower shall consist of 100 shares of common stock, $0.01 par value per share, 100% of which shares shall be issued and outstanding and owned by the Parent; (2) all such outstanding shares shall have been duly and validly issued, fully paid and non-assessable and issued free of preemptive rights; and (3) the Borrower shall not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.
     7.13 Subsidiaries. On the Restatement Effective Date, the Parent has no Subsidiaries other than those Subsidiaries listed on Schedule VIII (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the date hereof).
     7.14 Compliance with Statutes, etc. The Parent and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     7.15 Investment Company Act. Neither the Parent, nor any of its Subsidiaries, is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     7.16 [Intentionally Omitted.]
     7.17 Pollution and Other Regulations. (a) Each of the Parent and its Subsidiaries is in compliance with all applicable Environmental Laws governing its business, except for such failures to comply as are not reasonably likely to have a Material Adverse Effect, and neither the Parent nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing. All licenses, permits, registrations or approvals required for the business of the Parent and each of its Subsidiaries, as conducted as of the Restatement Effective Date, under any Environmental Law have been secured and the Parent and each of its Subsidiaries is in substantial compliance therewith, except for such failures to secure or comply as are not reasonably likely to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Parent or such Subsidiary is a party or which would affect the ability of the Parent or such Subsidiary to operate any Vessel, Real Property or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, individually or in the aggregate, have a Material Adverse Effect. There are, as of the Restatement Effective Date, no Environmental Claims pending or, to the knowledge of the Parent or the Borrower, threatened, against the Parent or any of its Subsidiaries in respect of which an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Vessel, Real Property or other facility owned or operated by the Parent or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Parent, any of its Subsidiaries or any Vessel, Real Property or other facility owned by the Parent or any of its Subsidiaries, or (ii) to cause such Vessel, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.
     (b) Hazardous Materials have not at any time prior to the date of this Agreement or any subsequent Credit Event, been (i) generated, used, treated or stored on, or transported to or from, any Vessel, Real Property or other facility at any time owned or operated by the Parent or any of its Subsidiaries or (ii) released on or from any such Vessel, Real Property or other facility, in each case where such occurrence or event, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.
     7.18 Labor Relations. Neither the Parent nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (i) no unfair labor practice complaint pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against any of them before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Parent or any of its

Subsidiaries or, to the Parent’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Parent or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     7.19 Patents, Licenses, Franchises and Formulas. The Parent and each of its Subsidiaries owns, or has the right to use, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     7.20 Indebtedness. Schedule V sets forth a true and complete list of all Indebtedness of the Parent and its Subsidiaries as of the Restatement Effective Date and which is to remain outstanding after giving effect to the Restatement Effective Date (the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt.
     7.21 Insurance. Schedule VI sets forth a true and complete listing of all insurance maintained by each Credit Party as of the Restatement Effective Date, with the amounts insured (and any deductibles) set forth therein with respect to the Mortgaged Vessels.
     7.22 Concerning the Vessels. The name, registered owner, official number, and jurisdiction of registration and flag of each Mortgaged Vessel is set forth on Schedule III. Each Mortgaged Vessel is and will be operated in material compliance with all applicable law, rules and regulations.
     7.23 Citizenship. The Parent and each other Credit Party which owns or operates, or will own or operate, one or more Vessels is, or will be, qualified to own and operate such Vessels under the laws of the Republic of the Marshall Islands and the Republic of Liberia, as may be applicable, or such other jurisdiction in which any such Vessels are permitted, or will be permitted, to be flagged in accordance with the terms of the respective Vessel Mortgages.
     7.24 Vessel Classification. Each Mortgaged Vessel is or will be, classified in the highest class available for vessels of its age and type with a classification society listed on Schedule X hereto or another internationally recognized classification society acceptable to the Collateral Agent, free of any conditions or recommendations, other than as permitted, or will be permitted, under the Vessel Mortgage.
     7.25 No Immunity. The Parent does not, nor does any other Credit Party or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction. The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.
     7.26 Fees and Enforcement. No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes which have been, or will be, paid as and to the extent due. Under the laws of the Republic of the Marshall Islands or the Republic of Liberia, as applicable, the choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.
     7.27 Form of Documentation. Each of the Credit Documents is in proper legal form under the laws of the Republic of the Marshall Islands, the Republic of Malta or the Republic of Liberia, as applicable, for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York. To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the Republic of the Marshall Islands or the Republic of Liberia, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in the Republic of the Marshall Islands, the Republic of Malta or the Republic of Liberia, except as have been made, or will be made, in accordance with Section 5.
          SECTION 8. Affirmative Covenants. Each of the Parent and the Borrower hereby covenants and agrees that on and after the Original Effective Date and until the Total Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Commitment Commission and all other obligations incurred hereunder and thereunder, are paid in full:
     8.01 Information Covenants. The Parent will furnish to the Administrative Agent, with sufficient copies for each of the Lenders:
     (a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Parent, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the senior financial officer of the Parent, subject to normal year-end audit adjustments and (ii) management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods.
     (b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Parent, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by an independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Parent and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default pursuant to Sections 9.07 through 9.09, inclusive, which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.
     (c) Appraisal Reports. Together with delivery of the financial statements described in Section 8.01(b) for each fiscal year, and at any other time within 33 days of the written request of the Administrative Agent, appraisal reports of recent date in form and substance and from independent appraisers reasonably satisfactory to the Administrative Agent, stating the then current fair market value of each of the Mortgaged Vessels on an individual charter-free basis. All such appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that the Administrative Agent may and, at the request of the Required Lenders, shall, upon notice to the Borrower, obtain such appraisals and that the cost of all such appraisals will be for the account of the Borrower); provided that, unless an Event of Default shall then be continuing, in no event shall the Borrower be required to pay for more than two appraisal reports obtained pursuant to this Section 8.01(c) in any single fiscal year of the Borrower, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.
     (d) Projections, etc. As soon as available but not more than 45 days after the commencement of each fiscal year of the Parent beginning with its fiscal year commencing on January 1, 2006, a budget of the Parent and its Subsidiaries in reasonable detail for each of the twelve months and four fiscal quarters of such fiscal year. It is recognized by each Lender and the Administrative Agent that such projections and determinations provided by the Parent, although reflecting the Parent’s good faith projections and determinations, are not to be viewed as facts and that actual results covered by any such determination may differ from the projected results.
     (e) Officer’s Compliance Certificates. (i) At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a certificate of the senior financial officer of the Parent in the form of Exhibit M to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall, (x) set forth the calculations required to establish whether the Parent was in compliance with the provisions of Sections 9.07 through 9.09, inclusive, at the end of such fiscal quarter or year, as the case may be and (y) certify that there have been no changes to any of Schedule VIII and Annexes A through F of the Pledge Agreement or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e)(i), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (y), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Parent and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.
     (ii) At the time of a Collateral Disposition or Vessel Exchange in respect of any Mortgaged Vessel, a certificate of a senior financial officer of the Borrower which certificate shall (x) certify on behalf of the Borrower the last appraisal received pursuant to Section 8.01(c) determining the Aggregate Mortgaged Vessel Value after giving effect to such disposition or exchange, as the case may be, and (y) set forth the calculations required to establish whether the Borrower is in compliance with the provisions of Section 9.09 after giving effect to such disposition or exchange, as the case may be.
     (f) Notice of Default, Litigation or Event of Loss. Promptly, and in any event within three Business Days after the Parent obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Parent proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened against the Parent or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or any Document and (iii) any Event of Loss in respect of any Mortgaged Vessel.
     (g) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Parent or any of its Subsidiaries shall file with the Securities and Exchange Commission (or any successor thereto) or deliver to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).
     (h) Environmental Matters. Promptly upon, and in any event within five Business Days after, the Parent obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Original Effective Date, except to the extent that such environmental matters could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:
     (i) any Environmental Claim pending or threatened in writing against the Parent or any of its Subsidiaries or any Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries;
     (ii) any condition or occurrence on or arising from any Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that (a) results in noncompliance by the Parent or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Parent or any of its Subsidiaries or any such Vessel or property;
     (iii) any condition or occurrence on any Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that could reasonably be expected to cause such Vessel or property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Parent or such Subsidiary of such Vessel or property under any Environmental Law; and
     (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Parent shall deliver to the Administrative Agent all material notices received by the Parent or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Parent’s or such Subsidiary’s response thereto. In addition, the Parent will provide the Administrative Agent with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 8.01(h), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent or the Required Lenders.
     (i) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Parent or its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request in writing.
     8.02 Books, Records and Inspections. The Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of law, shall be made of all dealings and transactions in relation to its business. The Parent will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, during regular business hours and under guidance of officers of the Parent or any of its Subsidiaries, any of the properties of the Parent or its Subsidiaries, and to examine the books of account of the Parent or such Subsidiaries and discuss the affairs, finances and accounts of the Parent or such Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may request; provided that, unless an Event of Default exists and is continuing at such time, the Administrative Agent and the Lenders shall not be entitled to request more than two such visitations and/or examinations in any fiscal year of the Parent.
     8.03 Maintenance of Property; Insurance. The Parent will, and will cause each of its Subsidiaries to, (i) keep all material property necessary in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the Mortgaged Vessels in at least such amounts and against at least such risks as are in accordance with normal industry practice for similarly situated insureds and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried. In addition to the requirements of the immediately preceding sentence, the Parent will at all times cause insurance of the types described in Schedule VI to (x) be maintained (with the same scope of coverage as that described in Schedule VI) at levels which are at least as great as the respective amount described on Schedule VI and (y) comply with the insurance requirements of the Vessel Mortgages.
     8.04 Corporate Franchises. The Parent will, and will cause each of its Subsidiaries, to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business; provided, however, that nothing in this Section 8.04 shall prevent (i) sales or other dispositions of assets, consolidations or mergers by or involving the Parent or any of its Subsidiaries which are permitted in accordance with Section 9.02, (ii) any Subsidiary Guarantor from changing the jurisdiction of its organization to the extent permitted by Section 9.10 or (iii) the abandonment by the Parent or any of its Subsidiaries of any rights, franchises, licenses and patents that could not be reasonably expected to have a Material Adverse Effect.
     8.05 Compliance with Statutes, etc. The Parent will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions (including all laws and regulations relating to money laundering) imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     8.06 Compliance with Environmental Laws. (a) The Parent will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the ownership or use of any Vessel or property now or hereafter owned or operated by the Parent or any of its Subsidiaries, will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and will keep or cause to be kept all such Vessel or property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Parent nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Vessel or property now or hereafter owned or operated or occupied by the Parent or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports or property except in material compliance with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with their businesses. The Parent will, and will cause each of its Subsidiaries to, maintain insurance on the Vessels in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.
     (b) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Borrower will provide, at the Borrower’s sole cost and expense, an environmental assessment of any Vessel by such Vessel’s classification society (to the extent such classification society is listed on Schedule X hereto) or another internationally recognized classification society acceptable to the Administrative Agent. If said classification society, in its assessment, indicates that such Vessel is not in compliance with the Environmental Laws, said society shall set forth potential costs of the remediation of such non-compliance; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default, (ii) the Administrative Agent or the Required Lenders reasonably and in good faith believe that the Parent, any of its Subsidiaries or any such Vessel is not in compliance with Environmental Law and such non-compliance could reasonably be expected to have a Material Adverse Effect, or (iii) circumstances exist that reasonably could be expected to form the basis of a material Environmental Claim against the Parent or any of its Subsidiaries or any such Vessel. If the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their agents access to such Vessel and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower’s expense.
     8.07 ERISA. As soon as reasonably possible and, in any event, within ten (10) days after the Parent or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Parent will deliver to the Administrative Agent, with sufficient copies for each of the Lenders, a certificate of the senior financial officer of the Parent setting forth the full details as to such occurrence and the action, if any, that the Parent, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Parent, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the Parent has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made and such failure could result in a material liability for the Parent or any of its Subsidiaries; that a Plan has been or may be reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA with a material amount of unfunded benefit liabilities; that a Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates) has a material Unfunded Current Liability; that proceedings may be reasonably expected to be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a material delinquent contribution to a Plan; that the Parent, any of its Subsidiaries or any ERISA Affiliate will or may reasonably expect to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the

Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Parent, or any of its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. Upon request, the Parent will deliver to the Administrative Agent with sufficient copies to the Lenders (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any notices received by the Parent, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan with respect to any circumstances or event that could reasonably be expected to result in a material liability shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Parent, such Subsidiary or such ERISA Affiliate, as applicable.
     8.08 End of Fiscal Years; Fiscal Quarters. The Parent shall cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its and its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.
     8.09 Performance of Obligations. The Parent will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument (including, without limitation, the Documents) by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     8.10 Payment of Taxes. The Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 9.01(i), provided that neither the Parent nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.
     8.11 Further Assurances. (a) The Parent, and each other Credit Party, agrees that at any time and from time to time, at the expense of the Parent or such other Credit Party, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted hereby or by the other Credit

Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will execute and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Vessel Mortgages (including any amendments required to maintain Liens granted by such Vessel Mortgages pursuant to the effectiveness of this Agreement), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.
     (b) The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower, where permitted by law. The Collateral Agent will promptly send the Borrower a copy of any financing or continuation statements which it may file without the signature of the Borrower and the filing or recordation information with respect thereto.
     (c) The Parent and/or its Subsidiaries will deliver all Security Documents executed by a Subsidiary Guarantor organized under the laws of the Isle of Man to the Isle of Man Financial Supervision Committee prior to (x) for all Security Documents entered into on the Initial Borrowing Date, the 30th day following the Initial Borrowing Date and (y) thereafter, within 30 days of the execution and delivery of such Security Document.
     8.12 Deposit of Earnings. Each Credit Party shall cause the earnings derived from each of the respective Mortgaged Vessels, to the extent constituting Earnings and Insurance Collateral, to be deposited by the respective account debtor in respect of such earnings into one or more of the Concentration Accounts maintained for such Credit Party or the Borrower from time to time. Without limiting any Credit Party’s obligations in respect of this Section 8.12, each Credit Party agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral, or any such earnings are deposited other than in one of the Concentration Accounts, it shall promptly deposit all such proceeds into one of the Concentration Accounts maintained for such Credit Party or the Borrower from time to time.
     8.13 Ownership of Subsidiaries. (a) Other than “director qualifying shares”, the Parent shall at all times directly or indirectly own 100% of the capital stock or other equity interests of the Borrower and each of the Subsidiary Guarantors.
     (b) The Parent shall cause each Subsidiary Guarantor to at all times be directly owned by one or more Credit Parties.
     8.14 Flag of Mortgaged Vessels. (a) The Parent shall, and shall cause each of its Subsidiaries to, cause each Mortgaged Vessel to be registered under the laws and flag of (x) the Republic of Liberia or (y) the Republic of Marshall Islands (each jurisdiction in clauses (x) and (y), an “Acceptable Flag Jurisdiction”). Notwithstanding the foregoing, any Credit Party may transfer a Mortgaged Vessel to another Acceptable Flag Jurisdiction pursuant to a Flag Jurisdiction Transfer.

          SECTION 9. Negative Covenants. Each of the Parent and the Borrower hereby covenants and agrees that on and after the Initial Borrowing Date and until all Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Commitment Commission and all other Obligations incurred hereunder and thereunder, are paid in full:
     9.01 Liens. The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral, whether now owned or hereafter acquired, or sell any such Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Collateral (including sales of accounts receivable with recourse to the Parent or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
     (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;
     (ii) Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Collateral and do not materially impair the use thereof in the operation of the business of the Parent or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Collateral subject to any such Lien;
     (iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule IV, without giving effect to any renewals or extensions of such Liens, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding on the Original Effective Date, less any repayments of principal thereof;
     (iv) Permitted Encumbrances;
     (v) Liens created pursuant to the Security Documents;
     (vi) Liens arising out of judgments, awards, decrees or attachments with respect to which the Parent or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount of all such judgments, awards, decrees or attachments shall not constitute an Event of Default under Section 10.09;

     (vii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, Liens to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate value of all cash and property at any time encumbered pursuant to this clause (vii) shall not exceed $5,000,000; and
     (viii) Liens in respect of seamen’s wages which are not past due and other maritime Liens for amounts not past due arising in the ordinary course of business and not yet required to be removed or discharged under the terms of the respective Vessel Mortgages.
In connection with the granting of Liens described above in this Section 9.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination agreements in favor of the holder or holders of such Liens, in respect of the item or items of equipment or other assets subject to such Liens).
     9.02 Consolidation, Merger, Sale of Assets, etc. The Parent will not, and will not permit the Borrower or any Subsidiary Guarantor to wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its assets or any of the Collateral, or enter into any sale-leaseback transactions involving any of the Collateral (or agree to do so at any future time), except that:
     (i) the Borrower and each of its Subsidiaries may sell, lease or otherwise dispose of any Mortgaged Vessels, provided that (x)(A) such sale is made at fair market value (as determined in accordance with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c) or delivered at the time of such sale to the Administrative Agent by the Borrower), (B) 100% of the consideration in respect of such sale shall consist of cash or Cash Equivalents received by the Borrower, to the respective Subsidiary Guarantor which owned such Mortgaged Vessel, on the date of consummation of such sale, and (C) the Net Cash Proceeds of such sale or other disposition shall be applied as required by Section 4.02 to permanently reduce the Total Commitment (and to the extent required by Section 4.02(a), repay the Loans and/or cash collateralize the Letters of Credit) or (y) so long as no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) and so long as all representations and warranties made by the Borrower pursuant to Section 7 of this Agreement are true and correct both before and after any such exchange, such Mortgaged Vessel is exchanged for an Acceptable Replacement Vessel pursuant to a Vessel Exchange; provided further that in the case of both clause (x) and (y) above, that the Borrower shall have delivered to the Administrative Agent an officer’s certificate, certified by the senior financial officer of the Borrower, demonstrating pro forma compliance (giving effect to such Collateral Disposition and, in the case of calculations involving the appraised value of Mortgaged Vessels, using valuations consistent with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c)) with each of the covenants set forth in Sections 9.07 through 9.09, inclusive, for the most recently ended Test Period (or at the time of such sale, as applicable) and projected compliance with such covenants for the one year period following such Collateral Disposition, in each case setting forth the calculations required to make such determination in reasonable detail;
     (ii) the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);
     (iii) (A) any Subsidiary Guarantor may transfer assets or lease to or acquire or lease assets from any other Subsidiary Guarantor, or any Subsidiary Guarantor may be merged into any other Subsidiary Guarantor, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent and (B) any other Subsidiary of the Borrower may transfer assets or lease to or acquire or lease assets from any other Subsidiary of the Borrower, or any other Subsidiary of the Borrower may be merged into any other Subsidiary of the Borrower, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent;
     (iv) following a Collateral Disposition permitted by this Agreement, the Subsidiary Guarantor which owned the Vessel that is the subject of such Collateral Disposition may dissolve, provided, that (x) all proceeds from such Collateral Disposition shall have been applied to repayment of the Loans as required in Section 4.02 of this Agreement, (y) all of the proceeds of such dissolution shall be paid only to the Borrower and (z) no Event of Default is continuing unremedied at the time of such dissolution; and
     (v) the Merger shall be permitted in accordance with the terms of the Merger Agreement, including all exhibits and annexes thereto and all related documentation, without any amendment, modification or waiver of any of the provisions thereof, in each case that would be materially adverse to the interests of the Lenders without the consent of the Required Lenders.
To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02, such Collateral (unless sold to the Parent or a Subsidiary of the Parent) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing. Notwithstanding anything to the contrary contained above, the foregoing covenant shall not be violated as a result of sales of Margin Stock for cash at fair market value (as determined in good faith by the Parent at the time of the respective sale).
     9.03 Shareholder Payments. The Parent shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any Shareholder Payments with respect to the Parent or any of its Subsidiaries, except that:
     (i) (x) any Subsidiary of the Parent which is not a Subsidiary Guarantor may pay Shareholder Payments to the Parent or any Wholly-Owned Subsidiary of the Parent, (y) any Subsidiary Guarantor may pay Shareholder Payments to the Borrower or any other Subsidiary Guarantor and (z) if the respective Subsidiary is not a Wholly-Owned Subsidiary of the Parent, such Subsidiary may pay cash Shareholder Payments to its shareholders generally so long as the Parent and/or its respective Subsidiaries which own equity interests in the Subsidiary paying such Shareholder Payments receive at least their proportionate share thereof (based upon their relative holdings of the equity interests in the Subsidiary paying such Shareholder Payments and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary);
     (ii) so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof) has occurred and is continuing, the Parent may repurchase its outstanding equity interests (or options to purchase such equity) theretofore held by its or any of its Subsidiaries’ employees, officers or directors following the death, disability, retirement or termination of employment of employees, officers or directors of the Parent or any of its Subsidiaries, provided that the aggregate amount expended to so repurchase equity of the Parent shall not exceed $2,000,000 in any fiscal year of the Parent;
     (iii) the Parent may make, pay or declare cash Dividends; provided that, for all Dividends paid pursuant to this clause (iii):
     (A) such Dividends are paid within 90 days of the declaration thereof;
     (B) no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) at the time of declaration of such Dividends,
     (C) no Significant Default has occurred and is continuing (or would arise after giving effect thereto) at the time of payment of such Dividends, and
     (D) (x) the aggregate Dividends paid in respect of a fiscal quarter shall not exceed, for any Dividends, $0.50 per common share (with such amount to be adjusted for any stock dividends, stock splits and stock combinations issued after the Restatement Effective Date), of the Parent, (y) such Dividends paid in respect of a fiscal quarter shall only be paid after the date of delivery of quarterly or annual financial statements for such fiscal quarter, pursuant to Sections 8.01(a) and (b), as the case may be, and on or prior to 45 days after the immediately succeeding fiscal quarter and (z) on or prior to the payment of such Dividends, the Parent shall deliver to the Administrative Agent an officer’s certificate signed by the Chief Financial Officer of the Parent, certifying that the requirements set forth in clauses (A) through (D) are satisfied; and

     (iv) the Parent may pay Dividends, including Stock Buy-Backs; provided that for all Dividends made pursuant to this clause (iv), (A) no Default or Event of Default has occurred and is continuing at the time of such Dividends (or would arise after giving effect thereto), (B) the aggregate amount at any time expended on Dividends made pursuant to this clause (iv) shall not exceed the sum of (x) $150,000,000 plus (y) 50% of Cumulative Net Excess Cash Flow and (C) not later than fifteen (15) days after the end of an calendar quarter in which any Dividends have occurred, the Parent shall deliver to the Administrative Agent an officer’s certificate signed by the Chief Financial Officer of the Parent, certifying that the requirements set forth in clauses (A), and (B) are satisfied and setting forth the calculation the Cumulative Net Excess Cash Flow in reasonable detail.
  For avoidance of doubt, nothing herein shall prohibit the Parent from issuing or distributing to its shareholders rights to acquire common stock or Qualified Preferred Stock or redeeming any such rights, provided however, the aggregate amount of cash used for any such redemption shall not exceed $10,000,000 in any calendar year.
     9.04 Indebtedness. (a) The Parent will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness incurred pursuant to (x) this Agreement and the other Credit Documents pursuant to the commitments thereunder in effect on the Restatement Effective Date or (y) the RBS Agreement, in an aggregate principal amount not to exceed $229,500,000 at any time outstanding) which would cause any Default or Event of Default, either on a pro forma basis for the most recently ended Test Period (or at the time of such incurrence, as applicable), or on a projected basis for the one year period following such incurrence, with each of the covenants set forth in Sections 9.07 through 9.09, inclusive; provided that in the event any Indebtedness to be incurred by the Parent or any of its Subsidiaries in a single issuance or transaction or series of related issuances or transactions will exceed $10,000,000, the Parent shall have delivered to the Administrative Agent an officer’s certificate, certified by the senior financial officer of the Parent, demonstrating compliance with the preceding provisions of this Section 9.04 and setting forth the calculations required to make such determination for the most recently ended Test Period in reasonable detail.
     (b) Notwithstanding anything to the contrary set forth above in this Section 9.04, no Subsidiary Guarantor described in the definition thereof shall incur any Indebtedness for borrowed money (including contingent liabilities in respect thereof) except for (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents and (ii) intercompany Indebtedness permitted pursuant to Section 9.05(iii).
     9.05 Advances, Investments and Loans. The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any margin stock (or other equity interests) (other than Parent Stock to the extent permitted by Section 9.03), or make any capital contribution to any other Person (each of the foregoing an “Investment” and, collectively, “Investments”) except that the following shall be permitted:
     (i) the Parent and its Subsidiaries may acquire and hold accounts receivable owing to any of them;

     (ii) so long as no Event of Default exists or would result therefrom, the Parent and its Subsidiaries may make loans and advances in the ordinary course of business to its employees so long as the aggregate principal amount thereof at any time outstanding which are made on or after the Original Effective Date (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;
     (iii) the Borrower and the Subsidiary Guarantors may make intercompany loans and advances to the Parent and between or among one another, and Subsidiaries of the Parent (other than the Subsidiary Guarantors) may make intercompany loans and advances to the Parent or any other Subsidiary of the Parent, provided that any loans or advances to the Parent, the Borrower or any Subsidiary Guarantors pursuant to this Section 9.05(iii) shall be subordinated to the Obligations of the respective Credit Party pursuant to written subordination provisions in the form of Exhibit N;
     (iv) the Parent and its Subsidiaries may sell or transfer assets to the extent permitted by Section 9.02;
     (v) the Parent, the Borrower and the Subsidiary Guarantors may make Investments in the Subsidiary Guarantors and, so long as no Event of Default exists and is continuing, the Parent and its Subsidiaries (other than the Subsidiary Guarantors) may make Investments in its other Wholly-Owned Subsidiaries so long as management of the Parent or its Subsidiaries (other than the Subsidiary Guarantors), as applicable, in good faith believe that, after giving effect to such Investment, the Parent, the Borrower and the Subsidiary Guarantors, as applicable, shall be able to meet its payment obligations in respect of this Agreement;
     (vi) the Parent and its Subsidiaries (other than the Subsidiary Guarantors) may make Investments in Arlington so long as management of the Parent or its Subsidiaries (other than the Subsidiary Guarantors), as applicable, in good faith believe that, after giving effect to such Investment, the Parent, the Borrower and the Subsidiary Guarantors, as applicable, shall be able to meet its payment obligations in respect of this Agreement;
     (vii) the Parent and the Borrower may make Investments in its non-Wholly-Owned Subsidiaries; provided that the aggregate amount of all Investments under this clause (vi) shall not exceed $100,000,000;
     (viii) Investments existing on the Restatement Effective Date and described on Schedule XI, without giving effect to any additions thereto or replacement thereof; and
     (ix) the Parent and its Subsidiaries (other than the Borrower and the Subsidiary Guarantors) may make Investments in non-Subsidiaries; provided that (x) no Default or Event of Default has occurred and is continuing or would result following such Investment and (y) such Investments shall only be made in entities engaged in (A) the businesses permitted by Section 9.13 and (B) other maritime related businesses reasonably satisfactory to the Administrative Agent.
     9.06 Transactions with Affiliates. The Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, other than in the ordinary course of business and on terms and conditions no less favorable to such Person as would be obtained by such Person at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:
     (i) Shareholders Distributions may be paid to the extent provided in Section 9.03;
     (ii) loans and Investments may be made and other transactions may be entered into between the Parent and its Subsidiaries to the extent permitted by Sections 9.04 and 9.05;
     (iii) the Parent may pay director’s fees as determined by the Parent’s independent compensation committee;
     (iv) the Parent and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business;
     (v) the Parent and its Subsidiaries may pay management fees to Wholly-Owned Subsidiaries of the Parent in the ordinary course of business; and
     (vi) the Parent and is Subsidiaries may make payments to certain executives as described in the Form 8-K filed by the Borrower on August 6, 2008, as amended.
     9.07 Minimum Cash Balance. The Parent will not permit the sum of the following to be less than $50,000,000 at any time (x) unrestricted cash and Cash Equivalents held by the Parent and its Subsidiaries plus (y) the lesser of (i) the Unutilized Commitments under this Agreement provided that the Maturity Date is at least six months from the date of determination plus any available unutilized commitments under the RBS Agreement less the Blocked Commitment, provided that (I) the maturity date for the available unutilized commitments under the RBS Agreement is at least six months from the date of determination, (II) the conditions for drawdown under the RBS Agreement have been satisfied and (III) the Subsidiaries party to the RBS Agreement are permitted to dividend and/or loan the amounts borrowed thereunder to the Parent, and (ii) $25,000,000.
     9.08 Net Debt to EBITDA Ratio. The Parent will not permit the Net Debt to EBITDA Ratio to be greater than 5.5:1.00 on the last day of any fiscal quarter at any time.
     9.09 Collateral Maintenance. The Parent will not permit the aggregate fair market value of all Mortgaged Vessels owned by the Borrower and the Subsidiary Guarantors which have not been sold, transferred, lost or otherwise disposed of, on an individual charter-free basis, at any time (such value, the “Aggregate Mortgaged Vessel Value”), as determined by the most recent appraisal delivered by the Borrower to the Administrative Agent or obtained by the Administrative Agent in accordance with Section 8.01(c) to equal less than 125% of the Total Commitment at such time; provided that, so long as any default in respect of this Section 9.09 is not caused by any voluntary Collateral Disposition, such default shall not constitute an Event of Default so long as within 60 days of the occurrence of such default, the Borrower shall either (i)

post additional collateral satisfactory to the Required Lenders, pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent, sufficient to cure such default (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) make such reductions of the Total Commitment in an amount sufficient to cure such default and repay the Loans and/or cash collateralize the Letters of Credit to the extent required by Section 4.02(a) (it being understood that any action taken in respect of this proviso shall only be effective to cure such default pursuant to this Section 9.09 to the extent that no Default or Event of Default exists hereunder immediately after giving effect thereto).
     9.10 Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. The Parent will not, and will not permit any Subsidiary Guarantor to amend, modify or change its Certificate of Incorporation, Certificate of Formation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws, limited liability company agreement, partnership agreement (or equivalent organizational documents) or any agreement entered into by it with respect to its capital stock or membership interests (or equivalent equity interests) (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or membership interests (or equivalent interests), other than any amendments, modifications or changes or any such new agreements which are not in any way materially adverse to the interests of the Lenders; provided that amendments to the Borrower’s Articles of Incorporation as provided in Exhibit C to the Merger Agreement shall be permitted. Notwithstanding the foregoing, upon not less than 30 days prior written notice to the Administrative Agent and so long as no Default or Event of Default exists and is continuing, any Subsidiary Guarantor may change its jurisdiction of organization to another jurisdiction reasonably satisfactory to the Administrative Agent, provided that such Subsidiary Guarantor shall promptly take all actions reasonably deemed necessary by the Collateral Agent to preserve, protect and maintain, without interruption, the security interest and Lien of the Collateral Agent in any Collateral owned by such Subsidiary Guarantor to the satisfaction of the Collateral Agent, and such Subsidiary Guarantor shall have provided to the Administrative Agent and the Lenders such opinions of counsel as may be reasonably requested by the Administrative Agent to assure itself that the conditions of this proviso have been satisfied.
     9.11 Limitation on Certain Restrictions on Subsidiaries. The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Parent or any Subsidiary of the Parent, or pay any Indebtedness owed to the Parent or a Subsidiary of the Parent, (b) make loans or advances to the Parent or any of the Parent’s Subsidiaries or (c) transfer any of its properties or assets to the Parent or any of the Parent’s Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the RBS Agreement as in effect on the Restatement Effective Date, or any refinancing thereof or amendments thereto, provided that in each case the restrictions thereunder are not more restrictive than those contained in the RBS Agreement as in effect on the Restatement Effective Date, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent or a Subsidiary of the Parent, (v) customary provisions restricting assignment of any agreement entered into by the Parent or a Subsidiary of the Parent in the ordinary course of business, (vi) any holder of a Permitted Lien may restrict the transfer of the asset or assets subject thereto and (vii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Original Effective Date in accordance with the provisions of this Agreement.
     9.12 Limitation on Issuance of Capital Stock. (a) The Parent will not issue, and will not permit any Subsidiary to issue, any preferred stock (or equivalent equity interests) other than Qualified Preferred Stock.
     (b) The Parent will not permit the Borrower or any Subsidiary Guarantor to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Parent or any of its Subsidiaries in any class of the capital stock of such Subsidiary and (iii) to qualify directors to the extent required by applicable law. All capital stock of any Subsidiary Guarantor issued in accordance with this Section 9.12(b) shall be delivered to the Collateral Agent pursuant to the Pledge Agreement.
     9.13 Business. The Parent and its Subsidiaries will not engage in any business other than the businesses in which they are engaged in as of the Original Effective Date and activities directly related thereto, and similar or related businesses. It being understood that no Subsidiary Guarantor described in clause (x) of the definition thereof will engage directly or indirectly in any business other than the business of owning and operating Mortgaged Vessels and businesses ancillary or complimentary thereto.
          SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):
     10.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any Unpaid Drawings or interest on any Loan or Note, or any Commitment Commission or any other amounts owing hereunder or thereunder; or
     10.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
     10.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.08, 8.13 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or any of the Lenders; or

     10.04 Default Under Other Agreements. (i) The Parent or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Parent or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (iii) any Indebtedness (other than the Obligations) of the Parent or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that (x) it shall not be a Default or Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, exceeds $10,000,000 and (y) in determining whether there is any Default or Event of Default pursuant to preceding clauses (ii) and (iii), there shall be excluded any condition described in said clauses (ii) and/or (iii) solely to the extent that the respective violation, occurrence or acceleration occurred as a result of violations of restrictions contained in any Indebtedness owing to Lender or Affiliate thereof on the creation of non-permitted Liens on Margin Stock or any non-permitted disposition thereof; or
     10.05 Bankruptcy, etc. The Parent or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Parent or any of its Subsidiaries and the petition is not controverted within 20 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Parent or any of its Subsidiaries or the Parent or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Parent or any of its Subsidiaries or there is commenced against the Parent or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Parent or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Parent or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Parent or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Parent or any of its Subsidiaries for the purpose of effecting any of the foregoing; or
     10.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, the Parent or any of its Subsidiaries or any ERISA Affiliate has incurred or events have happened, or reasonably expected to happen, that will cause it to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Parent, or any of its Subsidiaries, has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or
     10.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document, or any “event of default” (as defined in any Vessel Mortgage) shall occur in respect of any Vessel Mortgage; or
     10.08 Guaranties. After the execution and delivery thereof, any Guaranty, or any provision thereof, shall cease to be in full force or effect as to any Guarantor (unless such Subsidiary Guarantor is no longer a Subsidiary by virtue of a liquidation, sale, merger or consolidation permitted by Section 9.02) or any Guarantor (or Person acting by or on behalf of such Guarantor) shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party beyond any grace period (if any) provided therefor; or
     10.09 Judgments. One or more judgments or decrees shall be entered against the Parent or any of its Subsidiaries involving in the aggregate for the Parent and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, exceeds $10,000,000; or
     10.10 Change of Control. A Change of Control shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence and during the continuance of an Event of Default specified in Section 10.05, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the Borrower and then outstanding and (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.
          SECTION 11. Definitions and Accounting Terms.
     11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acceptable Flag Jurisdiction” shall have the meaning provided in Section 8.14.
     “Acceptable Replacement Vessel” shall mean, with respect to a Mortgaged Vessel, any Vessel with an equal or greater fair market value than such Mortgaged Vessel (as determined in accordance with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c) or delivered pursuant to a Vessel Exchange to the Administrative Agent by the Borrower); provided that such Vessel must (i) constitute a double hull Vessel, (ii) be of at least 80,000 dwt, (iii) have been built after such Mortgaged Vessel it replaces, (iv) have a class certificate reasonably acceptable to the Administrative Agent and (v) be registered and flagged in an Acceptable Flag Jurisdiction.

     “Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.
     “Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.
     “Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 9.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.06, an Affiliate of the Parent shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of the Parent and any officer or director of the Parent or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained above, for purposes of Section 9.06, neither the Administrative Agent, nor the Collateral Agent, nor the Joint Lead Arrangers nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Parent or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.
     “Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Joint Lead Arranger and each Issuing Lender.
     “Aggregate Mortgaged Vessel Value” shall have the meaning set forth in Section 9.09.
     “Agreement” shall mean this Credit Agreement, as modified, supplemented, amended or restated from time to time.
     “Amalgamation Sub” shall have the meaning set forth in the first recital hereto.
     “Arlington” shall have the meaning set forth in the first recital hereto.
     “Applicable Margin” shall mean a percentage per annum equal to (x) prior to the Restatement Effective Date, 0.75% and (y) from and after the Restatement Effective Date, 1.00%.
     “Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).
     “Assignments of Earnings” shall have the meaning provided in Section 5.14.
     “Assignments of Insurances” shall have the meaning provided in Section 5.14.
     “Available Commitment” shall mean for each Lender, such Lender’s Commitment less such Lender’s pro rata share of the Blocked Commitment.

     “Bankruptcy Code” shall have the meaning provided in Section 10.05.
     “Base Rate” shall mean for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Rate for such day plus 1/2 of 1% per annum.
     “Blocked Commitment” shall mean an amount which may be increased pursuant to Section 4.02(c) and decreased pursuant to Section 1.13.
     “Borrower” shall have the meaning provided in the first paragraph of this Agreement.
     “Borrowing” shall mean the borrowing of Loans from all the Lenders (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement) having Commitments on a given date having the same Interest Period.
     “Borrowing Date” shall mean the Initial Borrowing Date and each date on or after the Initial Borrowing Date and prior to the Maturity Date on which a Borrowing occurs.
     “Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York City or London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.
     “Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
     “Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

     “Change of Control” shall mean (i) the Parent shall at any time and for any reason fail to own, directly or indirectly, 100% of the capital stock or other equity interests of the Borrower and each Subsidiary Guarantor, except in the case of a foreign subsidiary that is a Subsidiary Guarantor, any such other ownership as required by applicable law, (ii) the Borrower shall at any time and for any reason fail to own, directly or indirectly, 100% of the capital stock or other equity interests of each Subsidiary Guarantor, except in the case of a foreign subsidiary that is a Subsidiary Guarantor, any such other ownership as required by applicable law, (iii) the sale, lease or transfer of all or substantially all of the Parent’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (iv) the liquidation or dissolution of the Parent or the Borrower, (v) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than one or more of the Permitted Holders shall at any time become the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the outstanding voting or economic equity interests of the Parent, (vi) the replacement of a majority of the directors on the board of directors of the Parent over a two-year period from the directors who constituted the board of directors of the Parent at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Parent then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or (vii) a “change of control” or similar event shall occur as provided in any outstanding Indebtedness (excluding Indebtedness with an aggregate principal amount of less than $20,000,000) of Parent or any of its Subsidiaries (or the documentation governing the same).
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
     “Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Earnings and Insurance Collateral, all Mortgaged Vessels and all cash and Cash Equivalents at any time delivered as collateral thereunder or as required hereunder.
     “Collateral Agent” shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.
     “Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition by the Parent or any of its Subsidiaries to any Person other than the Borrower or a Subsidiary Guarantor of any Mortgaged Vessel or (ii) any Event of Loss of any Mortgaged Vessel.
     “Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto as the same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.12 or 13.04(b).
     “Commitment Commission” shall have the meaning provided in Section 3.01(a).

     “Concentration Account” shall have the meaning provided in the Pledge Agreement.
     “Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Parent and its Subsidiaries at such time.
     “Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Parent and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.
     “Consolidated EBIT” shall mean, for any period, the Consolidated Net Income for such period, before interest expense and provision for taxes based on income and without giving effect to any extraordinary gains or losses or gains or losses from sales of assets other than inventory sold in the ordinary course of business.
     “Consolidated EBITDA” shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the amount of (i) all amortization of intangibles and depreciation and (ii) non-cash management incentive compensation, in each case that were deducted in arriving at Consolidated EBIT for such period. Until such time as the Merger has been consummated, any determination of Consolidated EBITDA shall give pro forma effect to the Merger as if the same had occurred on the first day of the respective Test Period but without taking into account any pro forma cost savings and expenses.
     “Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, all Capitalized Lease Obligations and all letters of credit outstanding) of the Parent and its Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that (i) Indebtedness outstanding pursuant to trade payables and accrued expenses incurred in the ordinary course of business, and (ii) guarantees of operating leases assigned to any of the Parent or any Wholly-Owned Subsidiary of the Parent to the extent such lease is permitted hereunder and such obligation does not exceed that which would otherwise be attributed to such Person under such operating lease, shall be excluded in determining Consolidated Indebtedness.
     “Consolidated Net Income” shall mean, for any period, the consolidated net after tax income of the Parent and its Subsidiaries determined in accordance with GAAP.
     “Consolidated Net Interest Expense” shall mean, for any period (i) the total consolidated interest expense of the Parent and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of the Parent and its Subsidiaries representing the interest factor for such period, minus (ii) each interest income of the Parent and its Subsidiaries for such period and the amortization of any deferred financing costs incurred in connection with this Agreement, the Existing Credit Agreement to the extent otherwise included in the calculations thereof.
     “Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations

(“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     “Credit Documents” shall mean this Agreement, each Note, each Security Document, the Subsidiaries Guaranty and, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 8.11.
     “Credit Event” shall mean the making of any Loan.
     “Credit Party” shall mean the Parent, the Borrower, each Subsidiary Guarantor, and any other Subsidiary of the Parent which at any time executes and delivers any Credit Document.
     “Cumulative Net Excess Cash Flow” shall mean, at any date of determination, the cumulative amount of Excess Cash Flow from January 1, 2007 minus the aggregate amount of all Dividends paid pursuant to Section 9.03(iii).
     “Debt Agreements” shall have the meaning provided in Section 5.05.
     “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
     “Dividend” with respect to any Person shall mean that such Person or any Subsidiary of such Person has declared or paid a dividend or returned any equity capital to its stockholders or members or the holders of options or warrants issued by such Person with respect to its capital stock or membership interests or authorized or made any other distribution, payment or delivery of property (other than common stock, Qualified Preferred Stock or the right to purchase any of such stock of such Person) or cash to its stockholders or members or the holders of options or warrants issued by such Person with respect to its capital stock or membership interests as such. Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
     “Documents” shall mean the Credit Documents.
     “Dollars” and the sign “$” shall each mean lawful money of the United States.
     “Drawing” has the meaning provided in Section 2.04(b).
     “Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the Assignment of Insurances.
     “Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Restatement Effective Date or other “accredited investor” (as defined in Regulation D of the Securities Act).
     “End Date” shall have the meaning provided in the definition of Applicable Margin.
     “Employment Agreements” shall have the meaning provided in Section 5.05.
     “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.
     “Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Parent or any of its Subsidiaries, relating to the environment, and/or Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to

Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
     “Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
     “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Parent or a Subsidiary of the Parent would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, (a) the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions dated August 1985)), provided that if on such date no such rate is so displayed, the Eurodollar Rate for such period shall be the rate quoted to the Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by the prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).
     “Event of Default” shall have the meaning provided in Section 10.
     “Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Vessel. An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same. Notwithstanding the foregoing, if such Vessel shall have been returned to the Borrower following any event referred to in clause (y) above prior to the date upon which payment is required to be made under Section 4.02(c) hereof, no Event of Loss shall be deemed to have occurred by reason of such event.
     “Excess Cash Flow” shall mean, for any period (a) the sum of, without duplication, (i) Consolidated Net Income excluding any gains or losses arising from any Interest Rate Protection Agreements for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all capital expenditures (including amounts paid for Vessel Acquisitions) made by the Parent and its Subsidiaries during such period (other than capital expenditures to the extent financed with equity proceeds, asset sale proceeds, insurance proceeds or Indebtedness), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Parent and its Subsidiaries during such period (other than (1) repayments made with the proceeds of asset sales, sales or issuances of equity, insurance or Indebtedness and (2) payments of Loans and/or other Obligations, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a Scheduled Repayment pursuant to Section 4.02(b) or (y) made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds (but only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment)), and (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.
     “Existing Credit Agreement” shall mean the Credit Agreement, dated July 1, 2004, among the Borrower, the lenders from time to time party thereto, and Nordea Bank Finland plc, New York Branch, as administrative agent (as amended, restated, supplemented and/or modified as of the date hereof).
     “Existing Indebtedness” shall have the meaning provided in Section 7.20.
     “Existing Letter of Credit” shall have the meaning provided in Section 2.01(d).
     “Facing Fee” shall have the meaning provided in Section 3.01(d).
     “Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
     “Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Mortgaged Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such exchange:

     (i) On each Flag Jurisdiction Transfer Date, the Credit Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Vessel Mortgage, substantially in the form of Exhibit I-1 or I-2, as applicable to the Acceptable Flag Jurisdiction, with respect to the Mortgaged Vessel being transferred (the “Transferred Vessel”) and the Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Transferred Vessel, subject only to Permitted Liens. All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.
     (ii) On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from (A) Constantine P. Georgiopoulos, special New York maritime counsel to the Borrower and each Credit Party (or other counsel to the Borrower and such Credit Parties reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the recordation of the security interests granted pursuant to the Vessel Mortgage(s) to be delivered on such date and such other matters incident thereto as the Administrative Agent may reasonably request and (B) local counsel to the Credit Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Transferred Vessel is registered and/or the Credit Party owning such Transferred Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request.
     (iii) On each Flag Jurisdiction Transfer Date:
     (A) The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Vessel transferred on such date by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Transferred Vessel transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens.
     (B) The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Party in respect of the Transferred Vessel transferred on such date, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Vessel Mortgages.
     (iv) On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of the Credit Party commencing such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect, (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other transactions contemplated by this Agreement and (C) copies of resolutions approving the Flag Jurisdiction Transfer of such Credit Party and any other matters the Administrative Agent may reasonably request.
     “Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.
     “Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
     “GAAP” shall have the meaning provided in Section 13.07(a).
     “Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Issuing Lenders, the Lenders and each party (other than any Credit Party) party to an Interest Rate Protection Agreement or Other Hedging Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.
     “Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrower under this Agreement, and (y) all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Borrower to the Lender Creditors (in the capacities referred to in the definition of Lender Creditors) under this Agreement and each other Credit Document to which the Borrower is a party (including, without limitation, indemnities, fees and interest thereon (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with this Agreement and any such other Credit Document and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in all such Credit Documents (all such principal, premium, interest, liabilities, indebtedness and obligations being herein collectively called the “Credit Document Obligations”) and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Interest Rate Protection Agreements or Other Hedging Agreements, whether or not such interest is an allowed claim in any such proceeding) owing by the Borrower under any Interest Rate Protection Agreement or Other Hedging Agreement entered into in respect of the Borrower’s obligations with respect to the outstanding Loans and/or Commitments from time to time, whether now in existence or hereafter arising, and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in each such Interest Rate Protection Agreement and Other Hedging Agreement to which it is a party.
     “Guaranty” shall mean collectively the Parent Guaranty and the Subsidiaries Guaranty.
     “Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.
     “Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement; provided that Indebtedness shall in any event not include trade payables and expenses accrued in the ordinary course of business and (viii) the maximum amount available to be drawn under all Letters of Credit issued for the account of such Person and all Unpaid Drawings in respect of such Letters of Credit.
     “Initial Borrowing Date” shall mean the date occurring on or after the Original Effective Date on which the initial Borrowing of Loans hereunder occurs. The parties hereto acknowledge and agree that the Initial Borrowing Date occurred on October 31, 2005.
     “Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.
     “Interest Period” shall have the meaning provided in Section 1.08.
     “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.
     “Investments” shall have the meaning provided in Section 9.05.
     “Issuing Lender” shall mean the Administrative Agent and any Lender (which, for purposes of this definition, also shall include any banking affiliate of any Lender which has agreed to issue Letters of Credit under this Agreement) which at the request of the Borrower and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2.01.
     “Joint Lead Arrangers” shall mean Nordea Bank Finland plc, New York Branch, HSH Nordbank AG and DnB NOR Bank ASA, New York Branch in their capacity as joint lead arranger and joint bookrunners in respect of the credit facility provided for herein.
     “Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
     “Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to 13.04(b).
     “Lender Creditors” shall mean the Lenders, the Collateral Agent and the Administrative Agent.
     “Lender Default” shall mean (i) the refusal (which has not been retracted) or other failure (which has not been cured) of a Lender to make available its portion of any Borrowing required to be made in accordance with the terms of this Agreement as then in effect or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Sections 1.01 or 2.03.
     “Letter of Credit” shall have the meaning provided in Section 2.01(a).
     “Letter of Credit Fee” shall have the meaning provided in Section 3.01(c).

     “Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings.
     “Letter of Credit Request” shall have the meaning provided in Section 2.02(a).
     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
     “Loan” shall have the meaning provided in Section 1.01.
     “Management Agreements” shall have the meaning provided in Section 5.05.
     “Margin Stock” shall have the meaning provided in Regulation U.
     “Material Adverse Effect” shall mean a material adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects (x) of the Mortgaged Vessels taken as a whole, (y) the Borrower and the Subsidiary Guarantors taken as a whole, or (z) the Parent and its Subsidiaries taken as a whole.
     “Maturity Date” shall mean the October 26, 2012.
     “Merger” shall have the meaning provided in the second recital hereto.
     “Merger Agreement” shall have the meaning provided in the first recital hereto.
     “Merger Sub” shall have the meaning provided in the second recital hereto.
     “Minimum Borrowing Amount” shall mean, $1,000,000.
     “Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.
     “Mortgaged Vessels” shall have the meaning provided in Section 5.15.
     “Multiemployer Plan” shall mean a Plan which is defined in Section 3(37) of ERISA.
     “NAIC” shall mean the National Association of Insurance Commissioners (and its successors from time to time).
     “Net Cash Proceeds” shall mean, with respect to any Collateral Disposition or sale of a Vessel to be Sold, as the case may be, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Collateral Disposition or equity issuance, other than the portion of such deferred payment constituting interest, but only as and when received) received by the Borrower from such

Collateral Disposition or equity issuance, net of (i) reasonable transaction costs (including, without limitation, reasonable attorney’s fees) and sales commissions and (ii) the estimated marginal increase in income taxes and any stamp tax payable by the Borrower or any of its Subsidiaries as a result of such Collateral Disposition.
     “Net Debt to EBITDA Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date less unrestricted cash and Cash Equivalents held by the Parent and its Subsidiaries on such date to Consolidated EBITDA for the Test Period ending on such date.
     “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
     “Note” shall have the meaning provided in Section 1.05(a).
     “Notice of Borrowing” shall have the meaning provided in Section 1.03.
     “Notice Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
     “Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender, each Issuing Lender pursuant to the terms of this Agreement or any other Credit Document.
     “OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.
     “Original Effective Date” means October 26, 2005.
     “Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.
     “Parent” shall have the meaning provided in the first paragraph of this Agreement.
     “Parent Guaranty” shall mean the guaranty of the Parent pursuant to Section 14.
     “Parent Stock” shall mean any shares of any class of the capital stock or membership interests (including, without limitation, common stock) of the Parent outstanding on or after the Restatement Effective Date or any options or warrants issued with respect to the foregoing.
     “Participant” shall have the meaning provided in Section 2.03(a).
     “PATRIOT Act” shall have the meaning provided in Section 13.21.

     “Payment Date” shall mean the last Business Day of each March, June, September and December, commencing with December, 2005.
     “Payment Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
     “Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if the Percentage of any Lender is to be determined after the Total Commitment has been terminated, then the Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.
     “Permitted Encumbrance” shall mean easements, rights-of-way, restrictions, encroachments, exceptions to title and other similar charges or encumbrances on any Mortgaged Vessel or any other property of the Parent or any of its Subsidiaries arising in the ordinary course of business which do not materially detract from the value of such Mortgaged Vessel or the property subject thereto.
     “Permitted Holders” shall mean (i) Peter Georgiopoulos (including his immediate family members and trusts for his benefit and/or the benefit of his immediate family members) and any corporation or other entity directly controlled by Peter Georgiopoulos and (ii) Oaktree Capital Management, LLC and any corporation or other entity directly controlled by Oaktree Capital Management, LLC.
     “Permitted Liens” shall have the meaning provided in Section 9.01.
     “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent or a Subsidiary of the Parent or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Parent, or a Subsidiary of the Parent or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
     “Pledge Agreement” shall have the meaning provided in Section 5.07.
     “Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.
     “Pledged Securities” shall mean “Securities” as defined in the Pledge Agreement pledged (or required to be pledged) pursuant thereto.

     “Prime Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Qualified Preferred Stock” shall mean any preferred stock so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring prior to one year after the Maturity Date, (ii) do not require the cash payment of dividends, (iii) do not contain any covenants other than periodic reporting requirements, (iv) do not grant the holder thereof any voting rights except for voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the issuer thereof, or liquidations involving the issuer thereof and other voting rights which holders of common stock may have and (v) any other preferred stock that satisfies (i) and (iii) of this definition of Qualified Preferred Stock and that is otherwise issuable or may be distributed pursuant to a shareholders’ rights plan of the Parent; provided however, any Dividend or similar feature of such Qualified Preferred Stock shall only be declared and paid in accordance with Section 9.03 of this Agreement.
     “RBS Agreement” shall mean the $229,500,000 Loan Agreement, dated December 12, 2005, between Arlington, as borrower, and The Royal Bank of Scotland plc, as lender, including any amendments, restatements, replacements, extensions, refinancings or other modifications thereto or thereof at any time.
     “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
     “Refinancing” shall have the meaning provided in Section 5.13.
     “Register” shall have the meaning provided in Section 13.17.
     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
     “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
     “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
     “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
     “Replaced Lender” shall have the meaning provided in Section 1.12.

     “Replacement Lender” shall have the meaning provided in Section 1.12.
     “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.
     “Required Lenders” shall mean Lenders, the sum of whose outstanding Commitments at such time represent an amount greater than 50% of the Total Commitment (or if determined after termination of the Total Commitments, the principal amount of outstanding Loans and the Percentage of Letter of Credit Outstandings) at such time; provided that (i) in the event that Lenders which are Joint Lead Arrangers have aggregate Commitments of greater than 40% of the Total Commitment, Required Lenders shall mean Lenders, the sum of whose outstanding Commitments at such time represent an amount greater than 66-2/3% of the Total Commitment (or if determined after termination of the Total Commitments, the principal amount of outstanding Loans and the Percentage of Letter of Credit Outstandings) at such time and (ii) to the extent that the Joint Lead Arrangers and their controlled Affiliates are the only Lenders with a Commitment, Required Lenders shall mean each Joint Lead Arranger.
     “Restatement Effective Date” has the meaning specified in Section 13.10.
     “Returns” shall have the meaning provided in Section 7.09.
     “S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.
     “Scheduled Commitment Reduction” shall have the meaning provided in Section 4.02(b).
     “Scheduled Commitment Reduction Date” shall have the meaning provided in Section 4.02(b).
     “Secured Creditors” shall mean the “Secured Creditors” as defined in the Security Documents.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Security Documents” shall mean each Pledge Agreement, each Assignment of Earnings, each Assignment of Insurances, each Vessel Mortgage and, after the execution and delivery thereof, each additional security document executed pursuant to Section 8.11.
     “Service Agreements” shall have the meaning provided in Section 5.05.
     “Shareholders’ Agreements” shall have the meaning provided in Section 5.05.
     “Shareholder Payment” shall mean, with respect to any Person, Dividends and Stock Buy-Backs with respect to such Person.

     “Significant Default” shall mean any Event of Default pursuant to Section 10.03 with respect to any failure to comply with Sections 9.07 or 9.09 or any Default or Event of Default pursuant to Section 10.01 or 10.05.
     “Stated Amount” of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).
     “Stock Buy-Back” shall mean, with respect to any Person, that such Person or any Subsidiary of such Person shall have redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common stock, Qualified Preferred Stock or the right to purchase any such stock of such Person), any shares of any class of its capital stock or membership interests outstanding on or after the Original Effective Date (or any options or warrants issued by such Persons with respect to its capital stock) (including Parent Stock).
     “Subsidiaries Guaranty” shall have the meaning provided Section 5.06.
     “Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.
     “Subsidiary Guarantor” shall mean each direct and indirect Subsidiary of the Borrower which owns a Mortgaged Vessel or which owns, directly or indirectly, any of the capital stock of any such direct or indirect Subsidiary.
     “Tax Sharing Agreement” shall have the meaning provided in Section 5.05.
     “Taxes” shall have the meaning provided in Section 4.04(a).
     “Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.
     “Total Available Commitment” shall mean, at any time, the Total Commitment less the Blocked Commitment.
     “Total Available Unutilized Commitment” shall mean, at any time, the Total Unutilized Commitment less the Blocked Commitment.
     “Total Commitment” shall mean, at any time, the sum of the Commitments of the Lenders at such time.
     “Total Unutilized Commitment” shall mean, at any time, the sum of the Unutilized Commitments of the Lenders at such time.

          “Transferred Vessel” shall have the meaning provided in the definition of “Flag Jurisdiction Transfer” in this Section 11.
          “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
          “United States” and “U.S.” shall each mean the United States of America.
          “Unpaid Drawing” shall have the meaning provided in Section 2.04(a).
          “Unutilized Commitment” shall mean, with respect to any Lender, at any time, an amount equal to such Lender’s Commitment at such time, less the aggregate principal amount of Loans made by such Lender then outstanding plus the Percentage of such Lender’s Letter of Credit Outstandings.
          “Vessel” shall mean, collectively, all sea going vessels and tankers at any time owned by the Borrower and its Subsidiaries, and, individually, any of such vessels.
          “Vessel Exchange” shall mean the exchange of a Mortgaged Vessel for a Vessel which Vessel shall constitute an Acceptable Replacement Vessel and provided that the following conditions are satisfied with respect to such exchange:
     (i) On the Vessel Exchange Date, if the Subsidiary owning the Acceptable Replacement Vessel is not a Credit Party, (A) such Subsidiary shall (1) grant to the Collateral Agent a first priority Lien (subject only to Permitted Liens) on all property of such Subsidiary by executing and delivering a counterpart of the Pledge Agreement, taking all actions required pursuant to Section 25 of the Pledge Agreement to become a Pledgor thereunder, and taking any other action reasonably requested by the Administrative Agent and (2) execute and deliver a counterpart of the Subsidiaries Guaranty and (B) the Borrower shall pledge and deliver, or cause to be pledged and delivered, all of the capital stock of such Subsidiary owned by any Credit Party to the Collateral Agent.
     (ii) On the applicable Vessel Exchange Date, the Administrative Agent shall have received from (A) Constantine P. Georgiopoulos, special New York maritime counsel to the Borrower and each Credit Party (or other counsel to the Borrower and such Credit Parties reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Vessel Exchange Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the recordation of the security interests granted pursuant to the Vessel Mortgage(s) to be delivered on such date and such other matters incident thereto as the Administrative Agent may reasonably request and (B) local counsel to the Credit Parties consummating the relevant Vessel Exchange reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Acceptable Replacement Vessel is registered and/or the Credit Party owning such Acceptable Replacement Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Vessel Exchange Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request.
     (iii) On the Vessel Exchange Date, the Credit Party which is consummating a Vessel Exchange on such date shall have duly authorized, executed and delivered an Assignment of Earnings in the form of Exhibit G and a Assignment of Insurances in the form of Exhibit H, together covering all of such Credit Party’s present and future Earnings and Insurance Collateral, in each case together with:
     (A) proper Financing Statements (Form UCC-1) fully executed for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Assignment of Earnings and the Assignment of Insurances;
     (B) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions referred to in clause (A) above, together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens unless in respect of which the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws); and
     (C) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Assignment of Earnings and the Assignment of Insurances have been taken.
     (iv) On each Vessel Exchange Date:
     (A) The Credit Party which is consummating a Vessel Exchange on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Vessel Mortgage, substantially in the form of Exhibit I-1 or I-2, as applicable, with respect to each of such Acceptable Replacement Vessel and the Vessel Mortgages shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Replacement Vessels, subject only to Permitted Liens. Except as specifically provided above, all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.
     (B) The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Acceptable Replacement Vessel acquired on such date by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Acceptable Replacement Vessel acquired on such date, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens.
     (C) The Administrative Agent shall have received class certificates from a classification society listed on Schedule X hereto or another internationally recognized classification society acceptable to the Collateral Agent, indicating that each Mortgaged Vessel acquired on such date meets the criteria specified in Section 7.24.
     (D) The Administrative Agent shall have received appraisal reports of recent date in scope, form and substance, and from independent appraisers, reasonably satisfactory to the Administrative Agent, stating the then current fair market value of the Acceptable Replacement Vessel acquired on such date, the results of which shall be reasonably satisfactory to the Administrative Agent.
     (E) The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Party in respect of the Acceptable Replacement Vessel acquired on such date, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Vessel Mortgages.
     (v) On or prior to each Vessel Exchange Date:
     (A) The Administrative Agent shall have received a certificate, dated the Vessel Exchange Date, signed by a senior financial officer of the Borrower which certificate shall set forth the calculations required to establish whether the Borrower is in compliance with the provisions of Section 9.09.

     (B) The Administrative Agent shall have received a certificate, dated the Vessel Exchange Date, signed by the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of the Credit Party commencing such Vessel Exchange, certifying that (1) all necessary governmental (domestic and foreign) and third party approvals and/or consents (including any necessary anti-trust approvals or consents) in connection with the Vessel Exchange being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the reasonable judgment of the Administrative Agent, restrains, prevents or imposes materially adverse conditions upon the consummation of such Vessel Exchange or the transactions contemplated by this Agreement and (2) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Vessel Exchange or the other transactions contemplated by this Agreement.
          “Vessel Exchange Date” shall mean each date on which a Vessel Exchange occurs.
          “Vessel Mortgages” shall have the meaning set forth in Section 5.15.
          “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.
               SECTION 12. Agency and Security Trustee Provisions.
          12.01 Appointment. (a) The Lenders hereby designate Nordea Bank Finland plc, New York Branch, as Administrative Agent (for purposes of this Section 12, the term “Administrative Agent” shall include Nordea Bank Finland plc, New York Branch (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as security trustee pursuant to the Vessel Mortgages) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder and under the Security Documents to any of its banking affiliates.

     (b) The Lenders hereby irrevocably appoint Nordea Bank Finland plc, New York Branch as security trustee solely or the purpose of holding legal title to the Vessel Mortgages on each of the Marshall Islands and Liberian flag vessels on behalf of the applicable Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Vessel Mortgages (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the Vessel Mortgages), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the Vessel Mortgages, whether from the Borrower or any Subsidiary Guarantor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). Nordea Bank Finland plc, New York Branch hereby accepts such appointment as security trustee.
     12.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates). The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
     12.03 Lack of Reliance on the Agents. Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Parent and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Parent and its Subsidiaries or the existence or possible existence of any Default or Event of Default.
     12.04 Certain Rights of the Agents. If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
     12.05 Reliance. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
     12.06 Indemnification. To the extent any of the Agents is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders (without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.
     12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Secured Creditors”, “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity. Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
     12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
     12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
     (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.
     (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.
     (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
     12.10 The Joint Lead Arrangers. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of any of the Agents as provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, none of the Joint Lead Arrangers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.
SECTION 13. Miscellaneous.
     13.01 Payment of Expenses, etc. The Borrower agrees that it shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case LLP, Watson, Farley & Williams, other counsel to the

Administrative Agent and the Lead Arrangers and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with their respective syndication efforts with respect to this Agreement and of the Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for each of the Agents and for each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Agents, the Collateral Agent and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any of the Agents, the Collateral Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials on any Vessel or in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Vessel or property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Vessel or property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Vessel or property at any time owned or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
     13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any

Subsidiary or the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower or any Subsidiary but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Borrower or such Subsidiary, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
     13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telegraphic or telecopier communication) and mailed, telexed, telecopied or delivered: if to any Credit Party, at the address specified under its signature below; if to any Lender, at its address specified opposite its name on Schedule II below; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telex or telecopier, be effective when sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.
     13.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment Commission thereon (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.
     (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment (and related outstanding Obligations hereunder), to its (i) parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or (y) assign with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments, hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders, (ii) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments, (iii) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to preceding clause (y) (which consent shall not be unreasonably withheld or delayed), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,000. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 2.05, 4.04, 13.01 and 13.06) shall survive as to such assigning Lender). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.12 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.09, 1.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

     (c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors.
     13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.
     13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
     (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
     (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

     13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders). In addition, all computations determining compliance with Sections 9.07 through 9.09, inclusive, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Lenders for the first fiscal year of the Borrower ended December 31, 2004 (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”). Unless otherwise noted, all references in this Agreement to “generally accepted accounting principles” shall mean generally accepted accounting principles as in effect in the United States.
     (b) All computations of interest and Commitment Commission hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Commitment Commission are payable.
     13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION. IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, THE BORROWER DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS,

AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF THE BORROWER TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 13.08 OR OTHERWISE PERMITTED BY LAW.
     (b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
     13.10 Restatement Effective Date. This Agreement shall become effective on the date (the “Restatement Effective Date”) on which the following conditions shall have been satisfied on or prior to such date:
     (i) the Parent, the Borrower, the Administrative Agent and the Lenders constituting the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and the Subsidiary Guarantors shall have signed an acknowledgment hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at such office that the same has been signed and mailed to it;
     (ii) the Borrower shall have paid to the Administrative Agent for the account of Lenders the fees required to be paid under the commitment letter, dated August 1, 2008, among the Borrower, the Administrative Agent and the other lenders party thereto, which commitment letter shall survive the execution and delivery of this Agreement.

          (iii) the Administrative Agent shall have received (a) an opinion from Kramer Levin Naftalis & Frankel LLP, special New York counsel to the Parent and its Subsidiaries, (b) an opinion from Reeder & Simpson P.C., special Marshall Islands counsel to the Parent and its Subsidiaries, and (c) an opinion from George E. Henries, Esq., special Liberian counsel to the Parent and its Subsidiaries, in each case, addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date covering such matters as the Administrative Agent may reasonably request and in form and substance reasonably satisfactory to the Administrative Agent;
          (iv) amendments to the Mortgages (as the same has been amended, modified and/or supplemented to, but not including, the Restatement Effective Date) in a manner reasonably satisfactory to the Administrative Agent shall have been executed, delivered and recorded in the appropriate vessel registry;
          (v) the Administrative Agent shall have received a certificate, dated the Restatement Effective Date, signed by the Chairman of the Board, the President, any Vice President, the Treasurer of the Parent, and attested to by the Secretary or any Assistant Secretary (or, to the extent the Parent does not have a Secretary or Assistant Secretary, the analogous Person within the Parent) of the Parent, as the case may be, in the form of Exhibit O, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of the Parent and the resolutions of the Parent referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent;
          (vi) all necessary filings and recordings shall have been duly made to ensure that the security interests of the Lenders pursuant to the Mortgages and the Security Documents shall be effective and perfected as a result of the name changes from (i) “General Maritime Corporation” to “General Maritime Subsidiary Corporation” and (ii) “Galileo Holding Corporation” to “General Maritime Corporation”, it being understood that the Lenders hereby consent to such name changes;
          (vii) the Merger shall be have been consummated in accordance with the terms of the Merger Agreement, without giving effect to any amendment, modification or waiver thereof which is materially adverse to the interests of the Lenders without the prior consent of the Required Lenders;
          (viii) (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to the Restatement Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and
          (ix) the Parent shall have (x) duly authorized, executed and delivered the Parent Pledge and Security Agreement in the form of Exhibit F-2 (as modified, supplemented or amended from time to time, the “Parent Pledge Agreement”) and shall have (A) delivered to the Collateral Agent, as pledgee, all the Pledged Securities referred to therein, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral in the Parent’s jurisdiction of formation.
The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Restatement Effective Date.
          13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)) and in the case of the following clause (vi), to the extent (in the case of the following clause (vi)) that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (vi)), (i) extend the final scheduled maturity of any Loan or Note, extend the timing for or reduce the principal amount of any Scheduled Commitment Reduction, or reduce the rate or extend the time of payment of interest on any Loan or Note or Commitment Commission (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.12, (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Original Effective Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) amend, modify or waive Section 1.06 or amend, modify or waive any other provision in this Agreement to the extent providing for payments or prepayments of Loans or reductions in Commitments, in each case, to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans or reductions in Commitments (it being understood that the provision of additional extensions of credit pursuant to this Agreement, or the waiver of any mandatory commitment reduction or any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (vi)), or (vii) release any Subsidiary Guarantor from a Subsidiaries Guaranty to the extent same owns a Mortgaged Vessel (other than as provided in the Subsidiaries Guaranty); provided, further, that no such change, waiver, discharge or termination shall (t) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (u) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (v) without the consent of each Agent, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (w) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.
          (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Sections 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the respective Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 1.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment), and/or repay outstanding Loans and terminate any outstanding Commitments of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 4.01(iv), provided that, unless the Commitments are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
          13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.09, 1.10, 2.05, 4.04, 13.01 and 13.06 shall, subject to Section 13.15 (to the extent applicable), survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.
          13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.09,

1.10, 2.05 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
          13.15 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Sections 1.09, 1.10, 2.05 or 4.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within one year after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.09, 1.10, 2.05 or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one year prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.09, 1.10, 2.05 or 4.04, as the case may be. This Section 13.15 shall have no applicability to any Section of this Agreement other than said Sections 1.09, 1.10, 2.05 and 4.04.
          13.16 Confidentiality. (a) Subject to the provisions of clauses (b) and (c) of this Section 13.16, each Lender agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 13.16.
          (b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower or its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

          13.17 Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 13.17, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.17, except to the extent caused by the Administrative Agent’s own gross negligence or willful misconduct.
          13.18 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

          13.19 Language. All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.
          13.20 Waiver of Immunity. The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, the Republic of the Marshall Islands, the Republic of Liberia, the Republic of Malta or elsewhere, to enforce or collect upon the Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, the Republic of the Marshall Islands, the Republic of Liberia, the Republic of Malta or elsewhere.
          13.21 USA PATRIOT Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.
          SECTION 14. Parent Guaranty.
          14.01 Guaranty. In order to induce the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements and Other Hedging Agreements and in recognition of the direct benefits to be received by the Parent from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Interest Rate Protection Agreements and Other Hedging Agreements, the Parent hereby agrees with the Guaranteed Creditors as follows: The Parent hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors becomes due and payable hereunder, the Parent, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all reasonable documented out-of-pocket expenses which may be incurred by the

Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event, the Parent agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Parent notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of the Borrower, and the Parent shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
          14.02 Bankruptcy. Additionally, the Parent unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 10.04, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.
          14.03 Nature of Liability. The liability of the Parent hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of the Parent hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.
          14.04 Independent Obligation. The obligations of the Parent hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against the Parent whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. The Parent waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Parent.

          14.05 Authorization. The Parent authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute or this Agreement and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
     (a) in accordance with the terms and provisions of this Agreement and the other Credit Documents, change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Parent Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;
     (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;
     (c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;
     (d) release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;
     (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;
     (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;
     (g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of such other instruments or agreements; and/or
     (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Parent from its liabilities under this Parent Guaranty.
          14.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Parent or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
          14.07 Subordination. Any indebtedness of the Borrower now or hereafter owing to the Parent is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to the Parent shall be collected, enforced and received by the Parent for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Parent under the other provisions of this Parent Guaranty. Prior to the transfer by the Parent of any note or negotiable instrument evidencing any such indebtedness of the Borrower to the Parent, the Parent shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Parent hereby agrees with the Guaranteed Creditors that the Parent will not exercise any right of subrogation which it may at any time otherwise have as a result of this Parent Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.
          14.08 Waiver. (a) The Parent waives any right (except as shall be required by applicable law and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Parent waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower, or any other party, or any security, without affecting or impairing in any way the liability of the Parent hereunder except to the extent the Guaranteed Obligations have been paid. The Parent waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent against the Borrower or any other party or any security.
          (b) The Parent waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Parent Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Parent assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Parent assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise the Parent of information known to them regarding such circumstances or risks.
* * *

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION),
as Parent

By:	/s/ John C. Georgiopoulos

Title:
Address:
Telephone:
Facsimile:

GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION),
as Borrower

By:	/s/ John C. Georgiopoulos

Title:
Address:
Telephone:
Facsimile:

With a copy to:

Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, NY 10022
Attention: Thomas E. Molner, Esq.
Telephone: (212) 715-9100
Facsimile: (212) 715-8000
Amended & Restated General Maritime Credit Agreement

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, Individually and as as Administrative Agent
By:	/s/ Colleen Durkin
	Name:	Colleen Durkin
	Title:	Vice President

By:	/s/ Hans Chr. Kjelsrud
	Name:	Hans Chr. Kjelsrud
	Title:	Executive Vice President

DNB NOR BANK ASA, NEW YORK BRANCH, Individually and as Joint Lead Arranger
By:	/s/ Nikolai A. Nachamkin
Title: Senior Vice President

By:	/s/ Cathleen Buckley
Title: Vice President

Amended & Restated General Maritime Credit Agreement

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

Name of Institution: HSH Nordbank AG

By	/s/ Jessica Beckmann /s/ Hans-Joachim Stark

Name:	Ms. Jessica Beckmann / Mr. Hans-Joachim Stark
Title:	Senior Vice President / Vice President
Amended & Restated General Maritime Credit Agreement

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

Name of Institution: Bank of Scotland plc

By	/s/ Martin Strevens

Name:	Martin Strevens
Title:	Director

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

Name of Institution: Dresdner Bank AG in Hamburg

By	/s/ Kuchenbecker Waßmann

Name:	Kuchenbecker Waßmann
Title:	Director

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

Name of Institution: THE ROYAL BANK OF SCOTLAND

By	/s/ Colin Manchester

Name:	Colin Manchester
Title:	Head of Shipping Coverage, Americas

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

Name of Institution: ALLIANCE & LEICESTER PLC

By	/s/ Mark McCarthy /s/ Martin Webb

Name:	Mark McCarthy Martin Webb
Title:	Head of Shipping Head of Aviation

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

Name of Institution:

By	/s/ Tony Stevens

Name:	Tony Stevens
Title:	Associate Director Loan Management Products & Markets

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

CITIBANK, N.A.

By	/s/ Robert Malleck

Name:	Robert Malleck
Title:	Vice President

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

Name of Institution: DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S)

By	/s/ Erik I. Lassen

Name:	Erik I. Lassen
Title:	Chief Executive Officer

By	/s/ Ole Staergaard

Name:	Ole Staergaard
Title:	Senior Relationship Manager

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

NATIXIS

By	/s/ Michel Degermann

Name:	Michel Degermann
Title:	Head of Shipping Finance

By	/s/ Didier Berger

Didier Berger

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

Name of Institution: SUMITOMO MITSUI BANKING CORPORATION

By	/s/ William M. Ginn

Name:	William M. Ginn
Title:	General Manager

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

Name of Institution: Fortis Capital Corp.

By	/s/ Alison B. Barber

Name:	ALISON B. BARBER
Title:	DIRECTOR

By	/s/ C. Tobias Backer

Name:	C. Tobias Backer
Title:	Director

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

Name of Institution: SCANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By	/s/ Egil Aarrestad

Name:	Egil Aarrestad
Title:	Senior Client Executive

By	/s/ Scott Lewallen

Name:	Scott Lewallen
Title:	Head of Shipping Finance

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

Name of Institution: Bayerische Hypo- und Vereinsbank AG

By	/s/ E. Wilde

Name:	E. Wilde
Title:

By	/s/ J. Kathmann

Name:	J. Kathmann
Title:

SIGNATURE PAGE TO TERM LOAN AGREEMENT DATED AS OF OCTOBER 20, 2008, AMONG GALILEO HOLDING CORPORATION (TO BE RENAMED GENERAL MARITIME CORPORATION), GENERAL MARITIME CORPORATION (TO BE RENAMED GENERAL MARITIME SUBSIDIARY CORPORATION), THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

Name of Institution: Credit Industriel et Commercial, New York Branch

By	/s/ Alex Aupoix

Name:	Alex Aupoix
Title:	Vice President

By	/s/ Nicolas Courtaigne

Name:	Nicolas Courtaigne
Title:	Assistant Vice President

          By executing and delivering a copy hereof, each Subsidiary Guarantor hereby acknowledges and agrees that all Guaranteed Obligations of the Subsidiary Guarantors shall be fully guaranteed pursuant to the Subsidiaries Guaranty and shall be fully secured pursuant to the Security Documents, in each case in accordance with the respective terms and provisions thereof. Each of the undersigned, each being a Subsidiary Guarantor under, and as defined in, the Original Credit Agreement referenced in the foregoing Amended and Restated Credit Agreement, hereby consents to the entering into of the Amended and Restated Credit Agreement and agrees to the provisions thereof.

Acknowledged and Agreed by:

GMR ADMINISTRATION CORP.,
GMR AGAMEMNON LLC,
GMR AJAX LLC,
GMR ALEXANDRA LLC,
GMR ARGUS LLC,
GMR CONSTANTINE LLC,
GMR DEFIANCE LLC,
GMR GEORGE T LLC,
GMR GULF LLC,
GMR HARRIET LLC,
GMR HOPE LLC,
GMR HORN LLC,
GMR KARA G LLC,
GMR MINOTAUR LLC,
GMR ORION LLC,
GMR PHOENIX LLC,
GMR PRINCESS LLC,
GMR PROGRESS LLC,
GMR REVENGE LLC,
GMR SPYRIDON LLC,
GMR ST. NIKOLAS LLC,
GMR STRENGTH LLC,
as Guarantors

By:	/s/ John C. Georgiopoulos
	Name:	John C. Georgiopoulos
	Title:	Manager/Treasurer

Amended & Restated General Maritime Credit Agreement

GENERAL MARITIME MANAGEMENT LLC, as Guarantor
By:	/s/ John P. Tavlarios
	Name:	John P. Tavlarios
	Title:	Manager

Amended & Restated General Maritime Credit Agreement

SCHEDULE I
COMMITMENTS

Lender	Commitments
Nordea Bank Finland plc, New York Branch	$129,687,500
DNB NOR Bank ASA	$129,687,500
HSH Nordbank AG	$129,687,500
Bank of Scotland plc	$61,875,000
Dresdner Bank AG in Hamburg	$61,875,000
The Royal Bank of Scotland	$61,875,000
Alliance & Leicester plc	$47,812,500
Lloyds TSB Bank plc	$42,500,000
Citibank, N.A.	$28,125,000
Danish Ship Finance A/S (Danmarks Skibskredit A/S)	$28,125,000
Natixis (formerly known as Natexis Banques Populaires)	$28,125,000
Sumitomo Mitsui Banking Corp., New York	$28,125,000
Allied Irish Banks, P.L.C.	$25,000,000
Fortis Capital Corp.	$25,000,000
Skandinaviska Enskilda Baken AB (Publ)	$25,000,000
Bayerische Hypo- und Vereinsbank AG	$25,000,000
Credit Industriel et Commercial, New York Branch	$22,500,000
Total	$900,000,000

SCHEDULE II
LENDER ADDRESSES

INSTITUTIONS	ADDRESSES

NORDEA BANK FINLAND PLC,	437 Madison Avenue, 21st Floor
NEW YORK BRANCH	New York, NY 10022
Attn: Hans Chr. Kjelsrud
Telephone: 212-318-9634
Facsimile: 212-421-4420
e-mail: hans.kjelsrud@nordea.com

DNB NOR BANK ASA, NEW YORK BRANCH	200 Park Avenue, 31st Floor
New York, NY 10166
Attn: Nikolai Nachamkin/Cathleen Buckley
Telephone: 212-681-3863/3861
Facsimile: 212-681-3900
email: nikolai.nachamkin@dnbnor.no
cathleen.buckley@dnbnor.no

HSH NORDBANK AG	Gerhart-Hauptmann-Platz 40
D-20095 Hamberg, Germany
Attn: Hugh Baker/Steffen Gerjets
Telephone: 212-407-6849/6160
e-mail: hugh.baker@hsh-nordbank.com
steffen.gerjets@hsh-nordbank.com

BANK OF SCOTLAND PLC	Pentland House, 8 Lochside Avenue, 2nd Floor
Edinburgh, Scotland EH12 9DJ
Attn: Russel Parker/Martin Strevens
Telephone: (44) 131 659 0321
e-mail: Russell_Parker@bankofscotland.co.uk
martin_strevens@bankofscotland.co.uk

DRESDNER BANK AG IN HAMBURG	Jungfernstieg 22
20354 Hamburg, Germany
Attn: Jessica Wassmann
Telephone: (49) 40 3501 3110
e-mail: jessica.wassmann@dkib.com

THE ROYAL BANK OF SCOTLAND	5-10 Great Tower Street
London, England EC3P 3HX
Attn: Colin Manchester
Telephone: (44) 20 7085 7039
e-mail: colin.manchester@rbs.co.uk

ALLIANCE & LEICESTER PLC	120 New Cavendish Street
London, England W1W 6XX

Schedule II

Attn: Jane Hamilton
Telephone: (44) 207 907 3628
e-mail: jane.hamilton@alliance-leicester.co.uk

LLOYDS TSB BANK PLC	10 Gresham Street
London, England EC2V 7AE
Attn: Andy Longhurst
Telephone: (44) 20-7356-3537
e-mail: andy.longhurst@lloydstsb.co.uk

CITIBANK, N.A.	388 Greenwich Street
New York, NY 10013
Attn: Robert Malleck
Telephone: 212-816-5435
e-mail: robert.malleck@citi.com

DANISH SHIP FINANCE A/S (DANMARKS	Sankt Annæ Plads 3
SKIBSKREDIT A/S)	DK-1250 Copenhagen K Denmark
Attn: Ole Stærgaard
Telephone: (45) 33 74 1027
e-mail: ols@shipfinance.dk

NATIXIS (formerly known as NATEXIS	68/76 Quai de la Rapee
BANQUES POPULAIRES)	Paris, France 75012
Attn: Aurelie Robert/Anne Desticourt
Telephone: (33) 1 5819 3087 / (33) 1 5855 6714
e-mail: aurelie.robert@natixis.com/
anne.desticourt@natixis.com

With a copy to: Antoine Saint-Olive
Telephone: (212) 872 5131
e-mail: antoine.saint-olive@natixis.us

SUMITOMO MITSUI BANKING CORP., NEW	277 Park Avenue
YORK	New York, NY 10172
Attn: Emily Estevez
Telephone: (212) 224-4177
e-mail: eestevez@smbclf.com

ALLIED IRISH BANKS, P.L.C.	St Helen's, 1 Undershaft
London, England EC3A 8AB
Attn: Shane Matthews
Telephone: (35) 31 64 17 590
e-mail: shane.j.matthews@aib.ie

FORTIS CAPITAL CORP.	520 Madison Avenue
New York NY 10022
Attn: Kevin O'Hara

Schedule II

Telephone: (212) 340-5871
e-mail: kevin.ohara@us.fortis.com

SKANDINAVISKA ENSKILDA BAKEN AB	Kungsträdgårdsgatan 8
(PUBL)	S-106 40 Stockholm, Sweden
Attn: Arne Juell-Skielse
Telephone: (46) 87 63 8638
e-mail: arne.juell-skielse@seb.se

BAYERISCHE HYPO- UND VEREINSBANK AG	Kardinal-Faulhaber-Straße 1
Munich, Germany 80333
Attn: Silvana Nicolini
Telephone: (49) 40 3692 1725
e-mail: silvana.nicolini@hvb.de

CREDIT INDUSTRIEL ET COMMERCIAL, NEW	520 Madison Avenue
YORK BRANCH	New York, NY 10022
Attn: Adrienne Molloy
Telephone: (212) 715-4605
e-mail: amolloy@cicny.com

SCHEDULE III
MORTGAGED VESSELS

		Official Vessel
Vessel Name	Vessel Owner	ID Number	Registry

Suezmax Tankers — DH

Genmar Orion	GMR Orion LLC	1641	Marshall Islands

Genmar Spyridon	GMR Spyridon LLC	1404	Marshall Islands

Genmar Argus	GMR Argus LLC	1826	Marshall Islands

Genmar Horn	GMR Horn LLC	1255	Marshall Islands

Genmar Hope	GMR Hope LLC	1343	Marshall Islands

Genmar Phoenix	GMR Phoenix LLC	1882	Marshall Islands

Genmar Gulf	GMR Gulf LLC	1219	Marshall Islands

Genmar Harriet G.	GMR Harriet G. LLC	12884	Marshall Islands

Genmar Kara G.	GMR Kara G. LLC	13098	Liberia

Genmar George T.	GMR George T. LLC	2935	Marshall Islands

Genmar St. Nikolas	GMR St. Nikolas LLC	3046	Marshall Islands

Aframax Tankers — DH

Genmar Strength	GMR Strength LLC	11846	Liberia

Genmar Defiance	GMR Defiance LLC	11678	Liberia

Genmar Ajax	GMR Ajax LLC	10259	Liberia

Genmar Minotaur	GMR Minotaur LLC	10948	Liberia

Genmar Revenge	GMR Revenge LLC	11253	Liberia

Genmar Agamemnon	GMR Agamemnon LLC	10257	Liberia

Genmar Constantine	GMR Constantine LLC	10737	Liberia

Genmar Alexandra	GMR Alexandra LLC	1441	Marshall Islands

Genmar Progress	GMR Progress LLC	11352	Liberia

Genmar Princess	GMR Princess LLC	11358	Liberia

SCHEDULE IV
EXISTING LIENS

Debtor	Secured Party	File Number	File Date	Form	Jurisdiction	Collateral

None.

SCHEDULE V
INDEBTEDNESS

			Aggregate Principal
Borrower(s)	Lender(s)/Buyer(s)	Governing Agreement	Amount	Guarantor(s)

General Maritime Corporation	Citigroup	Interest Rate Swap Agreement	$100,000,000	None

General Maritime Corporation	Citigroup	Interest Rate Swap Agreement	$100,000,000	None

General Maritime Corporation	DnB Nor Bank	Interest Rate Swap Agreement	$75,000,000	None

General Maritime Management LLC	J. Aron & Co. (an affiliate of Goldman Sachs Group, Inc.)	Synthetic Time Charter	$35,500 U.S. Dollar/day with a monthly settlement	None

General Maritime Corporation	NOS Clearing ASA	Freight Rate Derivative Contract	$82,000 fixed rate multiplied by certain factors is compared to the actual market rate multiplied by the same factors and the difference is the amount paid or received	None

General Maritime Corporation	NOS Clearing ASA	Freight Rate Derivative Contract	$82,000 fixed rate multiplied by certain factors is compared to the actual market rate multiplied by the same factors and the difference is the amount paid or received	None

Schedule V

			Aggregate Principal
Borrower(s)	Lender(s)/Buyer(s)	Governing Agreement	Amount	Guarantor(s)

General Maritime Corporation	NOS Clearing ASA	Freight Rate Derivative Contract	$120,000 fixed rate multiplied by certain factors is compared to the actual market rate multiplied by the same factors and the difference is the amount paid or received	None

Arlington Tankers Ltd.	The Royal Bank of Scotland plc	Loan Agreement, dated December 12, 2005	$229,500,000	Contest Ltd.; Concept Ltd.; Consul Ltd.; Concord Ltd.; Compatriot Ltd.; Companion Ltd.; Victory Ltd.; Vision Ltd.

Arlington Tankers Ltd.	The Royal Bank of Scotland plc	ISDA Master Agreement, dated December 12, 2005	$7,283,000	Contest Ltd.; Concept Ltd.; Consul Ltd.; Concord Ltd.; Compatriot Ltd.; Companion Ltd.; Victory Ltd.; Vision Ltd.

SCHEDULE VI
INSURANCE
See Attached.

SCHEDULE VII
ERISA
None.

SCHEDULE VIII
SUBSIDIARIES

			Jurisdiction of
Name of Subsidiary	Direct Owner(s)	Percent(%) Ownership	Organization
Arlington Tankers Ltd.	General Maritime Corporation	100%	Republic of Bermuda
General Maritime Subsidiary Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands
General Maritime Management LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
General Maritime Management (UK) LLC	General Maritime Management LLC	100%	Republic of the Marshall Islands
General Maritime Management (Hellas) LLC	General Maritime Management LLC	100%	Republic of Liberia
General Maritime Management (Portugal) LLC	General Maritime Management LLC	100%	Republic of the Marshall Islands
General Marine Management (Portugal) LDA	General Maritime Management (Portugal) LLC	100%	Republic of Portugal
General Maritime Crewing Private Limited (Singapore Corporation)	General Maritime Management LLC	100%	Singapore
General Maritime Crewing Private Limited (India Division Office)	General Maritime Management LLC	100%	India
General Maritime Crewing Private Limited (Russia Corporation)	General Maritime Management LLC	100%	Russia
Mare Shipmanagement Services Ltd.	General Maritime Corporation	100%	Isle of Man
GMR Administration Corp.	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Agamemnon LLC	GMR Administration Corp.	100%	Republic of Liberia

Schedule VIII

			Jurisdiction of
Name of Subsidiary	Direct Owner(s)	Percent(%) Ownership	Organization
GMR Ajax LLC	GMR Administration Corp.	100%	Republic of Liberia
GMR Alexandra LLC	GMR Administration Corp.	100%	Republic of the Marshall Islands
GMR Argus LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Constantine LLC	GMR Administration Corp.	100%	Republic of Liberia
GMR Defiance LLC	General Maritime Corporation	100%	Republic of Liberia
GMR Gulf LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Hope LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Horn LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Minotaur LLC	GMR Administration Corp.	100%	Republic of Liberia
GMR Orion LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Phoenix LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Princess LLC	General Maritime Corporation	100%	Republic of Liberia
GMR Progress LLC	General Maritime Corporation	100%	Republic of Liberia

Schedule VIII

				Jurisdiction of
Name of Subsidiary	Direct Owner(s)	Percent(%) Ownership		Organization
GMR Revenge LLC	General Maritime Corporation	100%		Republic of Liberia
GMR Spyridon LLC	General Maritime Corporation	100%		Republic of the Marshall Islands
GMR Strength LLC	General Maritime Corporation	100%		Republic of Liberia
GMR Harriet G. LLC	General Maritime Corporation GMR Administration Corp.	99 1	% %	Republic of the Marshall Islands
GMR Kara G. LLC	General Maritime Corporation GMR Administration Corp.	99 1	% %	Republic of Liberia
GMR George T. LLC	General Maritime Corporation GMR Administration Corp.	99 1	% %	Republic of the Marshall Islands
GMR St. Nikolas LLC	General Maritime Corporation Administration Corp.	99 1	% %	Republic of the Marshall Islands
Companion Ltd.	Arlington Tankers Ltd.	100%		Bermuda
Compatriot Ltd.	Arlington Tankers Ltd.	100%		Bermuda
Concept Ltd.	Arlington Tankers Ltd.	100%		Bermuda
Concord Ltd.	Arlington Tankers Ltd.	100%		Bermuda
Consul Ltd.	Arlington Tankers Ltd.	100%		Bermuda
Contest Ltd.	Arlington Tankers Ltd.	100%		Bermuda
Victory Ltd.	Arlington Tankers Ltd.	100%		Bermuda
Vision Ltd.	Arlington Tankers Ltd.	100%		Bermuda
Arlington Tankers, LLC	Arlington Tankers Ltd.	100%		Delaware

SCHEDULE IX
CAPITALIZATION
As of the date hereof, the sole stock plan of the Borrower is its Amended and Restated 2001 Stock Incentive Plan, as amended to date (the “2001 Plan”), and:
•	5,000 shares of the common stock of the Borrower are subject to outstanding options under the 2001 Plan; and

•	approximately 1,206,409 shares of the common stock of the Borrower are reserved for future issuance under the 2001 Plan.
On the Restatement Effective Date and after giving effect to the Restatement, each of the shares of the Borrower described above will be converted into 1.34 shares of the Parent.

SCHEDULE X
APPROVED CLASSIFICATION SOCIETIES
American Bureau of Shipping
Nippon Kaiji Kyokai
Germanischer Lloyd
Lloyd’s Register of Shipping
Bureau Veritas
Det Norske Veritas

SCHEDULE XI
EXISTING INVESTMENTS
     During the fourth quarter of 2000, General Maritime Corporation loaned $485,467 to Peter C. Georgiopoulos. This loan does not bear interest and is due and payable on demand. The full amount of this loan was outstanding as of October 7, 2008.

SCHEDULE XII
EXISTING LETTERS OF CREDIT

	Letter of
	Credit
Issuing Lender	Number	Account Party	Stated Amount	Beneficiary	Expiry Date
Nordea Bank Norge ASA	SBY52517	General Maritime Corporation	$658,344.00	Fisher Park Lane Owner LLC	12/8/2008
Nordea Bank Norge ASA	61648528	General Maritime Corporation	$4,000,000.00	Admiralty Court of Istanbul	3/27/2009
Nordea Bank Norge ASA	SBY53261	General Maritime Corporation	$1,000,000.00	International Fidelity Insurance Company	11/20/2008
Nordea Bank Norge ASA	SBY53785	General Maritime Corporation	$350,000.00	International Fidelity Insurance Company	10/15/2008
Nordea Bank Norge ASA	SBY54167	General Maritime Corporation	$800,000.00	NOS Clearing ASA	10/31/2008
Nordea Bank Norge ASA	SBY54168	General Maritime Corporation	$1,200,000.00	NOS Clearing ASA	12/31/2008